Confidential Treatment Requested

Exhibit 10.21

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

PRUDENTIAL INVESTMENTS LLC

(the “Seller”)

AND

ENVESTNET, INC.

(the “Buyer”)

April 11, 2013

Confidential Treatment Requested

TABLE OF CONTENTS

ARTICLE I ASSET PURCHASE	1

1.1 Purchase and Sale of Assets; Assumption of Liabilities	1
1.2 Purchase Price and Related Matters	2
1.3 Allocation of Purchase Price	5
1.4 The Closing	5
1.5 Post-Closing Purchase Price Adjustment	6
1.6 Consents to Assignment	8
1.7 Further Assurances	8
1.8 Withholding	9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER	9

2.1 Organization, Qualification and Corporate Power	9
2.2 Authority	9
2.3 Noncontravention	10
2.4 Financial Information	10
2.5 Tax Matters	11
2.6 Acquired Assets	11
2.7 Leased Real Property	12
2.8 Intellectual Property	12
2.9 Contracts	14
2.10 Sufficiency of Assets	15
2.11 Litigation	15
2.12 Employment Matters	16
2.13 Employee Benefits	16
2.14 Legal Compliance	17
2.15 Permits	17
2.16 Business Relationships with Affiliates	17
2.17 Registration	17
2.18 Participating Sponsor Revenue	18
2.19 Absence of Certain Changes	18
2.20 Financial Capability	18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER	19

3.1 Organization	19
3.2 Authority	19
3.3 Noncontravention	19
3.4 Litigation	20
3.5 Financial Capability	20
3.6 Registration	20
3.7 Due Diligence by the Buyer	20
3.8 Disclaimer of Warranties	21

Confidential Treatment Requested

ARTICLE IV PRE-CLOSING COVENANTS	21

4.1 Closing Efforts	21
4.2 Operation of the Business	22
4.3 Access	24
4.4 Sponsor and Manager Contract Consents	25
4.5 Financial Statements	26

ARTICLE V CONDITIONS PRECEDENT TO CLOSING	28

5.1 Conditions to Each Party’s Obligations	28
5.2 Conditions to Obligations of the Buyer	28
5.3 Conditions to Obligations of the Seller	29

ARTICLE VI INDEMNIFICATION	30

6.1 Indemnification by the Seller	30
6.2 Indemnification by the Buyer	30
6.3 Claims for Indemnification	30
6.4 Survival	32
6.5 Limitations	32
6.6 Treatment of Indemnification Payments	34
6.7 Setoff Rights	34

ARTICLE VII TAX MATTERS	34

7.1 Transfer Taxes	34
7.2 Allocation of Certain Taxes	34
7.3 Cooperation on Tax Matters; Tax Audits	35
7.4 Post-Closing Actions	35
7.5 Termination of Tax Sharing Agreements	35

ARTICLE VIII TERMINATION	35

8.1 Termination of Agreement	35
8.2 Effect of Termination	36

ARTICLE IX EMPLOYEE MATTERS	36

9.1 Offer of Employment; Continuation of Employment	36
9.2 Cessation of Employee Benefit Plan Participation	37
9.3 Compensation; Employee Benefits; Severance Plans	38
9.4 Employment Related Liabilities	39
9.5 U.S. WARN Act	40
9.6 U.S. COBRA	40
9.7 Non-Solicitation	40

Confidential Treatment Requested

ARTICLE X OTHER POST-CLOSING COVENANTS AND LICENSES	41

10.1 Access to Information; Record Retention; Cooperation	41
10.2 Trademarks and Tradenames	43
10.3 License Back	43
10.4 Accounts Receivable and Accounts Payable	44
10.5 Deletion of Non-Transferred Software	45
10.6 Brokers	45

ARTICLE XI DEFINITIONS	45

11.1 Defined Terms	45
11.2 Other Defined Terms	61

ARTICLE XII MISCELLANEOUS	63

12.1 Press Releases and Announcements	63
12.2 No Third Party Beneficiaries	64
12.3 Action to be Taken by Affiliates	64
12.4 Entire Agreement	64
12.5 Succession and Assignment	64
12.6 Notices	64
12.7 Amendments and Waivers	65
12.8 Severability	65
12.9 Expenses	65
12.10 Specific Performance	66
12.11 Governing Law	66
12.12 Submission to Jurisdiction	66
12.13 Bulk Transfer Laws	66
12.14 Construction	67
12.15 Waiver of Jury Trial	68
12.16 Incorporation of Exhibits and Schedules	68
12.17 Negotiation of Agreement	68
12.18 Counterparts and Facsimile Signature	68

Confidential Treatment Requested

Exhibits:

Exhibit A	–	Closing Adjustment Amount and Closing Net Asset Schedule Example
Exhibit B-1	–	Form of Seller Bill of Sale
Exhibit B-2	–	Form of Affiliate Bill of Sale
Exhibit C	–	Form of Assignment and Assumption Agreement
Exhibit D	–	Form of Transition Services Agreement
Exhibit E	–	Form of Gateway Sublease Agreement
Exhibit F	–	Form of MAPSA Subcontracting Agreement
Exhibit G-1	–	Form of Pruco Contract
Exhibit G-2	–	Form of Pruco/PI Termination Agreement
Exhibit H-1	–	Form of Notice and Consent to Participating Sponsors
Exhibit H-2	–	Form of Notice and Consent to Participating Managers
Exhibit H-3	–	Form of Negative Consent Notice
Exhibit I	–	Form of Buyer Press Release
Exhibit J	–	Calculation of Acquired Assets Revenue and Pruco Revenue

Confidential Treatment Requested

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of April 11, 2013 between PRUDENTIAL INVESTMENTS LLC, a New York limited liability company (the “Seller”) and ENVESTNET, INC., a Delaware corporation (the “Buyer”). The Seller and the Buyer are each referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

WHEREAS, the Seller is engaged, among other matters, in the Business;

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, certain assets of the Seller relating exclusively to the Business, subject to the assumption of certain related liabilities and upon the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in ARTICLE XI.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

ASSET PURCHASE

1.1 Purchase and Sale of Assets; Assumption of Liabilities.

(a) Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Acquired Assets.

(b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the Excluded Assets.

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.

(d) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include the Excluded Liabilities.

Confidential Treatment Requested

1.2 Purchase Price and Related Matters.

(a) Closing Date Adjusted Purchase Price. In consideration for the sale and transfer of the Acquired Assets and the Affiliate Assets, at the Closing the Buyer shall assume the Assumed Liabilities and shall pay to the Seller the Closing Date Adjusted Purchase Price in cash in immediately available funds into an account designated by the Seller. Following the Closing, the Closing Date Adjusted Purchase Price shall be subject to verification and adjustment as set forth in Section 1.5.

(b) Additional Purchase Price Payments and Excess Revenue Payments. As additional consideration for the sale and transfer of the Acquired Assets, following the Closing, (i) for each Post-Closing Period, the Buyer shall make the applicable Additional Purchase Price Payment, if any, in respect of such Post-Closing Period and (ii) for each of the Second Post-Closing Period and the Third Post-Closing Period, the Buyer shall make the Applicable Excess Revenue Payment, if any, in respect of such Post-Closing Period. The payments contemplated by this Section 1.2(b) shall be made shall be made in accordance with and subject to the procedures set forth in Section 1.2(c).

(c) Calculation of Additional Purchase Price Payments and Excess Revenue Payments; Seller’s Audit Rights.

(i) Not later than forty-five (45) days after the end of each Post-Closing Period, the Buyer shall prepare in good faith and deliver to the Seller a statement setting forth the Buyer’s calculation in accordance with Exhibit J of the Acquired Assets Revenue, the Annualized Revenue and the Applicable Additional Purchase Price Payment, in each case, as of the end of the applicable Post-Closing Period, and, if applicable, the Applicable Excess Revenue Payment and Lost Pruco Revenue (each such statement, a “Revenue Statement”). Each Revenue Statement (x) shall include for the relevant calendar quarter (A) the amounts called for by clauses (a)(i), (a)(ii), (b)(i) and (b)(ii) of the definition of “Acquired Assets Revenue” (as set forth in Schedule 11.1) for each Acquired Sponsor Contract and each Acquired Prospect Contract and (B) if applicable, the amounts called for by clauses (a)(i) and (a)(ii) of the definition of “Annualized Pruco Revenue” (as set forth in Schedule 11.1) and (y) shall be accompanied by the supporting materials set forth on Schedule 1.2(c).

(ii) As soon as practicable following delivery of the Revenue Statement for the most recently ended Post-Closing Period (but no later than fifty (50) days after the end of such Post-Closing Period), the Buyer shall, subject to the Buyer’s setoff right under Section 6.7, pay to the Seller (in cash by wire transfer of immediately available funds into an account designated by the Seller) the Applicable Additional Purchase Payment and Applicable Excess Revenue Payment, if any, for such Post-Closing Period.

(iii) Upon the written request of the Seller provided within sixty (60) days after the date a Revenue Statement has been delivered pursuant to Section 1.2(c), the Buyer shall permit a mutually acceptable independent accounting firm (the “Section 1.2 Accounting Firm”), at the Seller’s expense, to have access to the work papers and back-up materials used in preparing such Revenue Statement (but not any preceding Revenue Statement), as well as the personnel of the Buyer and its Affiliates with knowledge regarding the matters underlying such

Confidential Treatment Requested

Revenue Statement and the calculations set forth therein, at reasonable times and upon reasonable notice, for the purpose of determining the accuracy of the Revenue Statement and such calculations. The Seller shall use commercially reasonable efforts to cause the Section 1.2 Accounting Firm to work in good faith to complete any such inspection and audit within sixty (60) days of the date the Seller has made its request under the first sentence of this Section 1.2(c)(iii); provided that such sixty (60)-day period shall be extended to the extent the Buyer has delayed in agreeing to the identity of the Section 1.2 Accounting Firm or access to the relevant work papers, back-up materials and personnel of the Buyer and its Affiliates is not provided to the Section 1.2 Accounting Firm promptly. If the Section 1.2 Accounting Firm concludes that Annualized Revenue was underreported, or that Annualized Pruco Revenue was overreported, in each case, in such Revenue Statement by more than five percent (5%), the Buyer shall promptly reimburse the Seller for the reasonable out-of-pocket costs of the Section 1.2 Accounting Firm’s inspection and audit. If the Seller does not deliver the written request required under this Section 1.2(c)(iii) within sixty (60) days after the date a Revenue Statement has been delivered to the Seller pursuant to Section 1.2(c)(i), such Revenue Statement shall be conclusive and binding, absent fraud or manifest error.

(iv) Promptly following any determination by the Section 1.2 Accounting Firm that Annualized Revenue was underreported, or that, if reported, Annualized Pruco Revenue was overreported, in each case in such Revenue Statement in a manner negatively impacting the amount of an Applicable Additional Purchase Price Payment or Applicable Excess Revenue Payment for the applicable Post-Closing Period (but no later than two (2) Business Days following such determination), the Buyer shall pay to the Seller (in cash by wire transfer of immediately available funds into an account designated by the Seller) the total amount by which the Applicable Additional Purchase Price Payment or Applicable Excess Revenue Payment previously made relating to such Post-Closing Period was negatively impacted as a result of such underreporting of Annualized Revenue or, if reported, overreporting of Annualized Pruco Revenue (plus interest from the date that is fifty (50) days following the end of the applicable Post Closing Period to, but not including, the date of payment at a rate equal to one month LIBOR as of such date, calculated on a 360 day basis). In the event that the Section 1.2 Accounting Firm determines that the Buyer paid to the Seller an amount greater than that to which the Seller was entitled pursuant to this Section 1.2, then, no later than two (2) Business Days following such determination, the Seller shall pay to the Buyer in cash by wire transfer of immediately available funds into an account designated by the Buyer the total amount by which the Applicable Purchase Price Payment or Applicable Excess Revenue Payment previously made by the Buyer relating to such Post-Closing Period was overpaid.

(v) The Parties understand and agree that the Post-Closing Payments are an integral part of the consideration payable to the Seller in connection with the transactions contemplated hereby and, other than as specifically contemplated by Section 6.7, shall be payable without setoff or counterclaim. Once paid, any and all amounts paid by the Buyer with respect to any Post-Closing Payments hereunder shall not be refundable or otherwise subject to retroactive reduction.

(vi) For all purposes of this Agreement, the Acquired Assets Revenue, the Annualized Revenue and the Annualized Pruco Revenue shall be calculated in accordance with the principles and procedures set forth on Exhibit J (it being understood and agreed that Annualized Pruco Revenue will be calculated in the same manner the Acquired Assets Revenue and the Annualized Revenue are calculated with respect to the other Sponsor Contracts in existence on the date hereof).

Confidential Treatment Requested

(d) Post-Closing Conduct of the Business. From and after the Closing until the end of the Third Post-Closing Period, the Buyer shall and, if applicable, shall cause the Buyer Subsidiaries to operate the Business in a commercially reasonable manner. From and after the Closing until the Final Payment Date, the Buyer shall not take any action or inaction in bad faith or with the intention of decreasing the amount of any Post-Closing Payment, including transferring any assets among the Buyer and the Buyer Subsidiaries with the intention of impairing the Buyer’s ability to make the Post-Closing Payments. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) the provisions of this Section 1.2(d) shall not (x) require the Buyer to continue any line of business conducted by the Business as of any date if the Buyer, in the exercise of its reasonable business judgment, believes that it is not reasonable for the Buyer to continue such line of business or (y) limit the Buyer from improving or modifying any aspect of the Business in the exercise of the Buyer’s reasonable business judgment and (ii) the Seller’s right to the Post-Closing Payments under this Section 1.2 is a contract right and shall not give rise to any rights or duties (including fiduciary duties), express or implied, other than those expressly set forth herein.

(e) Sale of Acquired Assets. In the event that, prior to the Final Payment Date, the Buyer proposes to consummate a transaction pursuant to which all or substantially all of the Acquired Sponsor Contracts and Acquired Prospect Contracts are sold or transferred to an entity that is not a Buyer Subsidiary (or the Buyer, or a Buyer Subsidiary that is party to any such contracts, is sold or transferred to an entity that is not the Buyer or another Buyer Subsidiary) (any such transaction, a “Divestiture”) in a transaction in which the proposed purchaser or transferee would assume the obligations of the Buyer under this Section 1.2, the Buyer shall provide notice of such proposed Divestiture to the Seller, together with such information regarding the relevant purchaser or transferee as the Seller shall reasonably request. The Seller shall have ten (10) Business Days from the date the Seller receives any such notice (or any information the Seller may have reasonably requested within the initial ten (10) Business Day period) to provide an objection to any such proposed Divestiture on the basis that there is a reasonable likelihood that the proposed purchaser or transferee is not financially capable of making the remaining Post-Closing Payments. The Buyer shall provide the Seller with prompt notice of the consummation of any Divestiture and thereafter shall have no further obligations pursuant to this Section 1.2 except to the extent (x) the Seller provides a timely notice of objection pursuant to the immediately preceding sentence or (y) the definitive documentation for the proposed Divestiture does not contain a written assumption of the Buyer’s obligations under this Section 1.2. For the avoidance of doubt, the Seller’s timely objection notice shall not prohibit the consummation of the Divestiture.

(f) Books and Records. From the Closing Date until the Final Payment Date, the Buyer agrees to maintain true and accurate books and records relating to the subject matter of this Section 1.2, which it shall make available to the Seller pursuant to Section 10.1.

Confidential Treatment Requested

1.3 Allocation of Purchase Price. The Buyer shall prepare and deliver to the Seller, within sixty (60) days following the determination of the Final Adjusted Purchase Price pursuant to Section 1.5(c)(i), a schedule setting forth the allocation of the Final Adjusted Purchase Price (including any Assumed Liabilities and any other capitalizable costs to the extent properly taken into account under the Code) among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). If within thirty (30) Business Days after receipt of the Allocation, the Seller notifies the Buyer in writing that the Seller objects to one or more items reflected in such Allocation, the Buyer and the Seller shall negotiate in good faith to resolve such dispute. If the Buyer and the Seller resolve any such dispute and agree to a final Allocation, the Buyer and the Seller shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the final Allocation, and neither the Buyer nor the Seller shall take any Tax position inconsistent with the final Allocation, except to the extent otherwise required by law. If the Buyer and the Seller fail to resolve any dispute with respect to the Allocation within thirty (30) Business Days after the Buyer’s receipt of the Seller’s notice of an objection to the Allocation, the Seller shall not be bound by the Allocation as prepared by the Buyer and shall be permitted to file any Tax Returns and take any Tax position consistent with the Seller’s determination of the proper Allocation, notwithstanding that such Allocation may be inconsistent with the Allocation as prepared by the Buyer. Any adjustment to the Final Adjusted Purchase Price (including any Assume Liabilities and any other capitalizable costs to the extent properly taken into account under the Code) shall be allocated as provided by Treasury Regulations Section 1.1060-1(c).

1.4 The Closing.

(a) Time and Location. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 7 World Trade Center, 250 Greenwich Street, New York, NY, 10007, or remotely via the exchange of documents and signatures, commencing at 10:00 a.m., local time, on the Closing Date.

(b) Actions Prior to the Closing. Not less than three (3) Business Days prior to the Closing Date, the Seller shall prepare in good faith and deliver to the Buyer the Seller’s estimate of (x) the Closing Net Asset Schedule (the “Seller’s Closing Net Asset Schedule”), which shall include updated information with respect to Schedule 1.1(a)(ii), (y) the Closing Adjustment Amount (the “Seller-Determined Closing Adjustment Amount”) and (z) the Final Adjusted Purchase Price (the “Closing Date Adjusted Purchase Price”). The Seller shall make the work papers and back-up materials used in preparing the Seller’s Closing Net Asset Schedule and the Seller-Determined Closing Adjustment Amount, as well as personnel of the Seller with knowledge regarding such calculations, available to the Buyer and its Representatives at reasonable times and upon reasonable notice.

(c) Actions at the Closing. At the Closing:

(i) the Seller shall deliver the Seller Certificate;

(ii) the Buyer shall deliver the Buyer Certificate;

(iii) the Seller shall execute and deliver a Bill of Sale in substantially the form attached hereto as Exhibit B-1 (the “Seller Bill of Sale”);

Confidential Treatment Requested

(iv) the Seller Affiliate shall execute and deliver a Bill of Sale in the form attached hereto as Exhibit B-2 (the “Affiliate Bill of Sale”);

(v) the Buyer shall execute and deliver to the Seller an Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(vi) the Buyer and the Seller shall execute and deliver a Transition Services Agreement in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”);

(vii) the Buyer and the Seller shall execute and deliver (A) a Gateway Sublease Agreement in the form attached hereto as Exhibit E (the “Gateway Sublease Agreement”) or (B) such other agreement for the purposes of documenting the alternative to the Gateway Sublease Agreement contemplated by Section 5.2(i)(B);

(viii) to the extent there are any Non-Consenting Sponsors or Terminating Sponsors as of the Closing, the Buyer and the Seller shall execute and deliver a MAPSA Subcontracting Agreement in substantially the form attached hereto as Exhibit F (the “MAPSA Subcontracting Agreement”);

(ix) the Seller shall execute and deliver to the Buyer a certificate as to the non-foreign status of the Seller, dated as of the Closing Date, complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(x) (A) the Buyer and Pruco shall execute and deliver the Pruco Contract in substantially the form attached hereto as Exhibit G-1 and (B) the Seller and Pruco shall execute and deliver a termination agreement in substantially the form attached hereto as Exhibit G-2 (the “Pruco/PI Termination Agreement);

(xi) the Buyer shall pay to the Seller the Closing Date Adjusted Purchase Price in cash by wire transfer of immediately available funds into an account designated by the Seller; and

(xii) the Seller shall cause to be filed such documents as are necessary to change the name of the Canadian Subsidiary to a name chosen by the Seller that does not include the phrase “Wealth Management Solutions” or “WMS”.

1.5 Post-Closing Purchase Price Adjustment.

(a) As soon as practicable following the Closing Date (but no later than thirty (30) Business Days after the Closing Date), the Buyer shall prepare and deliver to the Seller the Buyer’s version of the Closing Net Asset Schedule (the “Buyer’s Closing Net Asset Schedule”) together with a written statement that sets forth the Buyer’s calculation of the Closing Adjustment Amount calculated as of the end of the day immediately preceding the Closing Date (the “Buyer-Determined Closing Adjustment Amount”), together with a summary of differences (if any) between the Buyer’s Closing Net Asset Schedule and the Buyer-Determined Closing Adjustment Amount, on the one hand, and the Seller’s Closing Net Asset Schedule and the

Confidential Treatment Requested

Seller-Determined Closing Adjustment Amount, on the other hand. The Buyer shall make the work papers and back-up materials used in preparing the Buyer’s Closing Net Asset Schedule and the Buyer-Determined Closing Adjustment Amount, as well as the personnel of the Buyer with knowledge regarding such calculations, available to the Seller and its Representatives at reasonable times and upon reasonable notice.

(b) If the Seller fails to deliver to the Buyer a statement describing any objections to the Buyer’s Closing Net Asset Schedule or the Buyer-Determined Closing Adjustment Amount within thirty (30) Business Days after receipt by the Seller, then such Buyer-Determined Closing Adjustment Amount shall be deemed to be the “Stipulated Closing Adjustment Amount”. However, if the Seller delivers to the Buyer a statement describing any objections to the Buyer’s Closing Net Asset Schedule or the Buyer-Determined Closing Adjustment Amount within such thirty (30)-Business Day period, then the Seller and the Buyer shall exercise commercially reasonable efforts to resolve, in good faith, any such objections. If the Buyer and the Seller reach a resolution of all such objections, then the Buyer-Determined Closing Adjustment Amount as modified by such resolution shall be deemed to be the “Stipulated Closing Adjustment Amount”. If such a resolution is not reached within twenty (20) Business Days after the Buyer has received a statement describing the Seller’s objections to the Buyer’s Closing Net Asset Schedule or the Buyer-Determined Closing Adjustment Amount, then the Seller and the Buyer shall submit promptly and in any event no later than five (5) Business Days after the expiration of such twenty (20)-Business Day period any unresolved objections (the “Disputed Items”) to a mutually acceptable independent accounting firm (the “Section 1.5 Accounting Firm”) for resolution in accordance with the following sentences of this Section 1.5(b). The Buyer, on the one hand, and the Seller, on the other hand, may provide the Section 1.5 Accounting Firm, within ten (10) Business Days of retaining the Section 1.5 Accounting Firm, with a definitive statement of their respective positions with respect to each Disputed Item (and only such Disputed Items). The Section 1.5 Accounting Firm will be provided with access to the books and records of the Buyer and the Seller relevant to the preparation of the Closing Net Asset Schedule and the calculation of the Closing Adjustment Amount. The Section 1.5 Accounting Firm will be asked (i) to review each of the Disputed Items on an expedited basis, and shall in any event have no more than twenty (20) Business Days to carry out the procedures set forth in this Section 1.5(b), (ii) to prepare a written statement of its decision with respect to each Disputed Item, which decision shall be the position of the Buyer or the Seller for such Disputed Item that is closest to the Accounting Firm’s independent determination of such Disputed Item based on the principles set forth on Exhibit A, and (iii) to prepare the Closing Net Asset Schedule and the calculation of the Closing Adjustment Amount, in each case, as modified by the Section 1.5 Accounting Firm’s decision (as between the Buyer’s and the Seller’s position) with respect to each Disputed Item. The Closing Adjustment Amount so calculated shall be deemed to be the “Stipulated Closing Adjustment Amount”. The decision of the Section 1.5 Accounting Firm shall be conclusive and binding, absent fraud or manifest error. The Parties shall each pay their own respective costs and expenses incurred under this Section 1.5, and the Party whose proposed Closing Adjustment Amount differed the most and was the farthest away from the Stipulated Closing Adjustment Amount, as determined by the Section 1.5 Accounting Firm pursuant to the second preceding sentence, shall be responsible for the fees and expenses of the Section 1.5 Accounting Firm.

Confidential Treatment Requested

(c) Within two (2) Business Days of the determination of the Stipulated Closing Adjustment Amount in accordance with Section 1.5(b), the following shall occur:

(i) Using the Stipulated Closing Adjustment Amount as the Closing Adjustment Amount, the Seller and the Buyer shall calculate the Final Adjusted Purchase Price.

(ii) If the Final Adjusted Purchase Price is greater than the Closing Date Adjusted Purchase Price, then the Buyer shall pay to the Seller (in cash by wire transfer of immediately available funds into an account designated by the Seller) the total amount by which the Final Adjusted Purchase Price exceeds the Closing Date Adjusted Purchase Price (plus interest from the Closing Date to, but not including, the date of payment at a rate equal to one-month LIBOR as of such date, calculated on a 360-day basis).

(iii) If the Final Adjusted Purchase Price is less than the Closing Date Adjusted Purchase Price, then the Seller shall pay to the Buyer (in cash by wire transfer of immediately available funds into an account designated by the Buyer) the total amount by which the Final Adjusted Purchase Price is less than the Closing Date Adjusted Purchase Price (plus interest from the Closing Date to, but not including, the date of payment at a rate equal to one-month LIBOR as of such date, calculated on a 360-day basis).

1.6 Consents to Assignment. If (a) any Assigned Contract other than any Sponsor Contract or any Manager Contract (each, a “Non-Assigned Contract”) may not be assigned, delegated and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party and (b) such consent or approval has not been obtained prior to the Closing, then, with respect to each such Non-Assigned Contract (other than any Non-Assigned Contract that has been cancelled or terminated by the applicable counterparty or has expired), (i) notwithstanding any other provision of this Agreement, such Non-Assigned Contract shall not be assigned, delegated and transferred by the Seller to the Buyer at the Closing, (ii) until the end of the Post-Closing Consent Period, the Seller and the Buyer shall cooperate, in all commercially reasonable respects, to obtain the necessary consent or approval as soon as practicable after the Closing, provided that neither the Seller nor the Buyer shall be required to make any payments or agree to any material undertakings in connection with obtaining any such consent, and (iii) from and after the Closing until the earlier to occur of (x) the assignment of such Non-Assigned Contract following the receipt of the necessary consents or approvals or (y) such time as the Seller no longer has any obligations remaining under any Non-Assigned Contract, the Seller and the Buyer shall cooperate, in all commercially reasonable respects (including, if permitted by applicable law and contract, by entering into a subcontracting arrangement), to provide to the Buyer all of the benefits under such Non-Assigned Contract and to cause the Buyer to fulfill, satisfy and perform all of the liabilities and obligations under such Non-Assigned Contract.

1.7 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by either Party and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

Confidential Treatment Requested

1.8 Withholding. The Buyer shall be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law; provided that the Parties agree to cooperate with one another and take all reasonable actions to minimize such amounts that need to be deducted and withheld. In the event any amount is deducted and withheld, such amount shall be promptly paid to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid by the Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof, except as set forth in the Disclosure Schedule. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II. The information disclosed in any section or subsection of the Disclosure Schedule shall be considered to be disclosed with respect to each other section and/or subsection of the Disclosure Schedule to the extent that it is reasonably apparent on the face of the Disclosure Schedule that such disclosed information is applicable to such other section or subsection. For purposes of this Agreement, the phrase “to the knowledge of the Seller” or any phrase of similar import shall mean and be limited to the actual knowledge following reasonable inquiry and investigation of the following individuals: Kevin Osborn, Laurie Campbell, Peter Laskaris, John Yackel, Tim Maroney, Gaurav Wadhwa and Robert Cohen.

2.1 Organization, Qualification and Corporate Power. The Seller is duly formed, validly existing and in good standing under the laws of the State of New York. The Seller has the limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary, except for any such failure to be so qualified that would not reasonably be expected to result in a Business Material Adverse Effect.

2.2 Authority. The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and such Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary limited liability company action on the part of the Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitutes or will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

Confidential Treatment Requested

2.3 Noncontravention. Subject to the making of the filings and receipt of the permits, authorizations, consents and approvals listed in Section 2.3 of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which the Seller will be a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the certificate of formation or limited liability company agreement of the Seller;

(b) require on the part of the Seller any filing with, or any permit, authorization, consent or approval of, any (i) Governmental Entity or (ii) other Person, except in the case of this clause (ii), for any such filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Business Material Adverse Effect;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any (i) Assigned Contract or (ii) other contract or agreement to which the Seller is a party or by which the Seller is bound, except in the case of clause (ii) for (x) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Business Material Adverse Effect or (y) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Business Material Adverse Effect; or

(d) violate any judgment, order, writ, injunction or decree of any Governmental Entity (each, an “Order”) specifically naming, or statute, rule or regulation applicable to, the Seller or any of or its properties or assets.

2.4 Financial Information.

(a) Section 2.4 of the Disclosure Schedule sets forth the pro forma divisional profit and loss statements of the Business for (i) each of the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012 and (ii) the two (2) month period ended February 28, 2013. Taking into account the methodology set forth on Section 2.4(a) of the Disclosure Schedule, the pro forma divisional profit and loss statements present fairly, in all material respects, the results of operations of the Business for the periods indicated in such profit and loss statements.

(b) As of the Closing, taking into account the applicable methodologies set forth on Section 2.4(b) of the Disclosure Schedule, the Required Financial Statements and the Specified Quarterly Financial Statements will present fairly, in all material respects, the results of operations of the Business for the period indicated in such financial statements.

Confidential Treatment Requested

(c) As of the Closing, the Specified Quarterly Financial Statements will have been prepared in a manner consistent with (i) if the Abbreviated Financial Statements constitute the Required Financial Statements, the financial statements described in clause (ii) of the definition of Abbreviated Financial Statements or (ii) if the Full Financial Statements constitute the Required Financial Statements, the applicable financial statements described in clause (ii) of the definition of Full Financial Statements.

2.5 Tax Matters.

(a) The Seller has filed or had filed on its behalf all material Tax Returns that it was required to file with respect to the Business and all such Tax Returns were correct and complete in all material respects to the extent they relate to the Business. The Seller has paid (or had paid on its behalf) all material Taxes due and payable to the extent they relate to the Business or could reasonably be expected to give rise to a lien on the Acquired Assets (unless such Taxes are being contested in good faith).

(b) There are no liens for Taxes against the Acquired Assets, other than Permitted Liens.

(c) No claim has been made in writing by any Governmental Entity in a jurisdiction where Tax Returns are not filed with respect to the Business asserting that the Seller may be subject to taxation in such jurisdiction with respect to the Business, and there is no dispute or claim pending concerning Tax liability with respect to the Business that has been raised in writing by any Governmental Entity.

(d) The Seller has complied in all material respects with all withholding and information reporting requirements with respect to the Business.

2.6 Acquired Assets.

(a) Except as set forth in Section 2.6 of the Disclosure Schedule, the Seller has good and valid title to, a valid leasehold interest in or a valid license or right to use, all of the Sponsor Contracts, Manager Contracts and all of the remaining material Acquired Assets, free and clear of all Liens (other than Permitted Liens). As of the date of this Agreement, except as set forth in Section 2.6 of the Disclosure Schedule, the Seller has the full right to sell, convey, transfer, assign and deliver the Sponsor Contracts, the Manager Contracts and the remaining material Acquired Assets to the Buyer, free and clear of all Liens (other than Permitted Liens) (it being understood and agreed that any and all Liens set forth in Section 2.6 of the Disclosure Schedule shall be released as of the Closing). As of the Closing, except as set forth in Section 2.6 of the Disclosure Schedule, the Seller will have the full right to sell, convey, transfer, assign and deliver the Assigned Sponsor Contracts, the Assigned Manager Contracts and the remaining material Acquired Assets to the Buyer, free and clear of all Liens (other than Permitted Liens).

(b) All of the material tangible assets included in the Acquired Assets have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations.

Confidential Treatment Requested

2.7 Leased Real Property.

(a) Section 2.7 of the Disclosure Schedule includes a correct and complete list of the lease and amendments or other modifications thereto to which Seller’s Affiliate is a party covering the Leased Real Property (the “Real Property Lease”). The Seller has delivered to the Buyer a correct and complete copy of the Real Property Lease.

(b) The Real Property Lease is in full force and effect, valid and enforceable in accordance with its terms. Neither the Seller nor any of its Affiliates has received as of the date hereof any written notice of any dispute, claim, event of default or event that constitutes or would constitute (with notice or lapse of time or both) a default under the Real Property Lease which remains outstanding.

(c) To the knowledge of the Seller, neither the Seller nor any of its Affiliates has received written notice from a Governmental Entity regarding any pending, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the Leased Real Property.

2.8 Intellectual Property.

(a) Ownership. The Seller, together with Seller Affiliate, is the sole and exclusive owner of all material Seller Owned Intellectual Property, free and clear of any Liens, other than (i) Permitted Liens and (ii) Liens existing pursuant to any license of Seller Intellectual Property that is described in Section 2.8(d) below. There are no Intellectual Property Registrations in the Seller Owned Intellectual Property.

(b) Infringement by Seller. To the knowledge of the Seller, none of the Seller Owned Intellectual Property, or the Exploitation thereof by the Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.8(b) of the Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of any written complaint, claim or notice received by the Seller, or any pending proceedings which are known to Seller, alleging any such infringement, violation or misappropriation. To the knowledge of the Seller, there is no outstanding Order regarding the Seller Owned Intellectual Property affecting the Seller’s use of any of the Seller Owned Intellectual Property or any of its rights thereto.

(c) Infringement by Third Parties. To the knowledge of the Seller, no Person is misappropriating any of the Software.

(d) Outbound IP Agreements. Section 2.8(d) of the Disclosure Schedule contains, as of the date of this Agreement, a true and complete list of each license or other agreement pursuant to which the Seller has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any Seller Intellectual Property.

Confidential Treatment Requested

(e) Inbound IP Agreements. Section 2.8(e) of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (i) each item of Seller Licensed Intellectual Property (excluding licenses for off the shelf software that is generally or freely available or licenses with license fees of $5,000 or less per seat, user or workstation per annum) and the license or agreement pursuant to which the Seller Exploits it (excluding currently-available, off the shelf software programs that are licensed by the Seller pursuant to “shrink wrap” licenses) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property, other than employee and consultant agreements in the ordinary course of business.

(f) Protection Measures. The Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Seller has never disclosed or delivered to any escrow agent or any other Person any source code form of the Software (other than to the Seller’s employees and subcontractors who have a “need to know” in connection with the performance of their duties to the Seller and who have executed reasonable non-disclosure agreements with the Seller), and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that is likely to require the delivery, license or disclosure of such source code of the Software to any Person. Seller has taken and maintains reasonable measures to protect the Software against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. To the knowledge of the Seller, none of the Software contains any disabling codes or instructions (including “viruses” or “worms”).

(g) Public Rights. Except as set forth in Section 2.8(g) of the Disclosure Schedule, none of the Software contains or is derived in any manner (in whole or in part) from any software that is distributed under the GNU General Public License, Lesser/Library GPL (LGPL), Artistic License (e.g., PERL), Mozilla Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL) or any similar licenses or distribution models (“Open Source Materials”), to the extent that such use of such Open Source Materials would create, or purport to create, an obligation of the Seller that the Software be (x) disclosed or distributed in source code form, (y) licensed to a third party for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge.

(h) Privacy. Solely as related to the Business and the Acquired Assets, and except as set forth in Section 2.8(h) of the Disclosure Schedule, the Seller is in compliance in all material respects with its own privacy and security policies, in each case, as applicable to Personal Information of customers and employees of the Business. As of the date of this Agreement, the Seller is not prohibited by any Privacy Law or its own privacy or security policies from providing the Buyer with, or transferring to the Buyer, all or any portion of Personal Information of customers and employees of the Business collected, processed, stored, acquired and used in the conduct of the Business by the Seller. Except as set forth in Section 2.8(h) of the Disclosure Schedule, neither the Seller nor, to the knowledge of the Seller, any third party service provider working on behalf of the Seller has had, at any time since September 30, 2010, a breach, security incident or unauthorized access, disclosure, use or loss of any information, in each case, solely to the extent related to the Business, for which the Seller is either required to notify individuals and/or to notify any Governmental Entity.

Confidential Treatment Requested

2.9 Contracts.

(a) Section 2.9 of the Disclosure Schedule lists, as of the date of this Agreement, all of the following contracts or agreements to which the Seller or any Affiliate of the Seller is a party and has or may have any rights or obligations and that (x) with respect to clauses (i), (ii), (iii), (iv), (v) and (xii), relate exclusively to the Business and (y) with respect to clauses (vi), (vii), (viii), (ix), (x), and (xi), relate to the Business:

(i) Sponsor Contracts, Manager Contracts and all other similar contracts or agreements;

(ii) each license or agreement pursuant to which the Seller Exploits the Seller Licensed Intellectual Property;

(iii) any agreement (or group of related agreements with the same party) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $25,000, other than the Assigned Contracts;

(iv) any agreement (or group of related agreements with the same party) for the sale of goods or services that involves a payment to be made to the Seller in excess of $25,000, other than agreements described in clause (i) above;

(v) any agreement for capital expenditures that requires aggregate future payments in excess of $25,000;

(vi) any agreement for the acquisition by the Seller of any operating business, whether by merger, equity purchase or asset purchase, except for any such business which did not or will not become part of the Business;

(vii) any agreement establishing a partnership or joint venture;

(viii) any agreement (or group of related agreements with the same party) under which the Seller has consented to the imposition of a Lien (other than a Permitted Lien) on any of the Acquired Assets;

(ix) any agreement containing covenants that prohibit the Business from competing in any line of business or geographic area or that prohibit the Business from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(x) any employment agreement with any employee or officer of the Seller or the Canadian Subsidiary;

(xi) any severance, “stay-pay” or termination agreement with any Seller Business Employee other than any such employee who is not a Scheduled Employee or any such agreement that is an individual retention agreement or bonus guarantee agreement under which all liabilities will be retained by Seller or its Affiliates as provided in Section 9.4(a); and

(xii) any other contract that is material to the Business.

Confidential Treatment Requested

(b) As of the date hereof, the Seller has made available to the Buyer a complete and accurate copy of each Sponsor Contract, Manager Contract and Assigned Contract listed in Schedule 1.1(a)(vi) (as constituted as of the date hereof), together with each amendment or modification thereto, other than Manager Contracts, together with any amendments or modifications, that contain confidentiality provisions prohibiting their disclosure (the “Confidential Manager Contracts”). The terms of each Confidential Manager Contract are substantially similar, in all material respects, to the terms provided for in the relevant template agreements identified on Section 2.9(b) of the Disclosure Schedule, copies of which have been made available to the Buyer as of the date hereof. As of the Closing, the Seller will have made available to the Buyer a complete and accurate copy of each Assigned Contract.

(c) Each Sponsor Contract, Manager Contract and Assigned Contract is a valid and binding obligation of the Seller and, to the knowledge of the Seller, of each other party thereto.

(d) As of the date hereof, neither the Seller nor, to the knowledge of the Seller, any third party is in breach or default, in any material respect, of any Sponsor Contract, Manager Contract or contract listed in Schedule 1.1(a)(vi) (as constituted as of the date hereof) and, to the knowledge of the Seller, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, in any material respect, or permit acceleration, termination or modification under any Sponsor Contract, Manager Contract or contract listed in Schedule 1.1(a)(vi) (as constituted as of the date hereof). As of the Closing, neither the Seller nor, to the knowledge of the Seller, any third party is in breach or default, in any material respect, of any Assigned Contract and, to the knowledge of the Seller, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, in any material respect, or permit acceleration, termination or modification under any Assigned Contract.

2.10 Sufficiency of Assets. Taking into account (i) the items set forth in Section 2.10 of the Disclosure Schedule, (ii) any services to be provided to the Buyer pursuant to the Transition Services Agreement or the Gateway Sublease Agreement (or the alternative to the Gateway Sublease Agreement contemplated by Section 5.2(i)(B)), (iii) the alternative arrangements contemplated by Section 1.6, (iv) the MAPSA Subcontracting Agreement, (v) the Pruco Contract, (vi) the termination or expiration of any Sponsor Contract or Manager Contract and (vii) the Seller’s current access to the Overhead and Shared Services to which the Buyer will not have access following the Closing (unless access is otherwise provided for pursuant to the Transition Services Agreement or the Gateway Sublease Agreement), the Acquired Assets and the Affiliate Assets, when utilized by a labor force substantially similar to that employed by the Seller in connection with the Business on the date hereof, constitute all of the assets, properties and rights that are necessary to conduct the Business immediately following the Closing, in all material respects, as the Business is currently conducted as of the date hereof.

2.11 Litigation. Section 2.11 of the Disclosure Schedule lists, as of the date of this Agreement, each material (a) Order specifically naming the Seller or the Canadian Subsidiary that relates to the Business and (b) action, suit, claim or legal, administrative or arbitratorial proceeding by or before any Governmental Entity (each, an “Action”) to which the Seller or the Canadian Subsidiary is a party that relates primarily to the Business.

Confidential Treatment Requested

2.12 Employment Matters.

(a) The Seller has provided to the Buyer a list, as of the date of this Agreement, of all Seller Business Employees and Canadian Employees and with respect to each such employee, the following information: (i) the name of the employee’s employer, (ii) position, (iii) annual rate of base compensation or salary, (iv) bonus or incentive compensation paid for such individuals during the preceding three calendar years, (v) whether full-time or part-time, (vi) whether exempt or non-exempt (or such analogous classifications as may apply with respect to the Canadian Employees), and (vii) principal workplace location.

(b) Neither the Seller nor the Canadian Subsidiary is a party to or bound by any collective bargaining agreement relating to the Business. With respect to the Business, the Seller and the Canadian Subsidiary are not currently subject to any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. No representation election petition has been filed by any employee or is pending with the NLRB and no union organizing campaign involving or affecting any employee has occurred, is in progress or is threatened against the Business. No NLRB unfair labor practice charge (or litigation alleging such claim) has been filed or threatened or is presently pending relating to a Seller Business Employee.

(c) Except as would not have a Business Material Adverse Effect, the Seller and the Canadian Subsidiary are in compliance with all applicable laws respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, overtime pay, occupational health and safety, human rights and equal opportunity, immigration, labor relations, pay equity and workers compensation with respect to the Seller Business Employees and with laws and regulations regarding tax and benefits treatment applicable to independent contractors, consultants, temporary and leased employees.

2.13 Employee Benefits.

(a) Section 2.13 of the Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are Business Benefit Plans (other than any Business Benefit Plan that relates solely to Seller Business Employees who are not Scheduled Employees).

(b) The Seller has provided the Buyer with true, complete and correct copies of plan documents, written summaries and other such summary documentation as is reasonably necessary for the Buyer to fulfill its obligations under ARTICLE IX, including, without limitation, to the extent applicable, the most recent summary plan description and all summaries of material modifications of each Business Benefit Plan.

(c) Except as applicable solely to a Seller Business Employee who is not a Scheduled Employee or as set forth in Section 2.13 of the Disclosure Schedule, neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any Seller Business Employee under any Business Benefit Plan.

Confidential Treatment Requested

(d) There are no circumstances under which it would be reasonably likely that the Buyer or any Affiliate thereof would be subject to liability under Section 4069 or 4212 of ERISA or otherwise under Title IV of ERISA (or comparable provisions of Canadian law relating to defined benefit plans) with respect to any Employee Benefit Plan.

(e) Except to the extent any such Action would not reasonably be expected to result in any liability to the Buyer or its Affiliates, with respect to each Business Benefit Plan, no Action is pending or, to the knowledge of the Seller, threatened other than claims for benefits in the ordinary course.

2.14 Legal Compliance. Except for laws relating to Taxes, employment matters, and employee benefits, which shall be governed exclusively by Sections 2.5, 2.12 and 2.13, respectively, with respect to the Business, each of the Seller and the Canadian Subsidiary is in compliance in all material respects with all applicable laws (including rules and regulations thereunder) of any federal, state, provincial or foreign government, currently in effect with respect to the Business. Neither the Seller nor the Canadian Subsidiary has received written notice of any pending Action, hearing, investigation or demand relating to the Business alleging any failure to so materially comply.

2.15 Permits. Section 2.15 of the Disclosure Schedule lists, as of the date of this Agreement, all Permits. As of the date of this Agreement, (a) each Permit listed in Section 2.15 of the Disclosure Schedule is in full force and effect and the Seller is not in material violation of or default under any Permit and (b) no suspension or cancellation of any such Permit is currently threatened in writing.

2.16 Business Relationships with Affiliates. Section 2.16 of the Disclosure Schedule lists those agreements with respect to the Business to which the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, will be party after the Closing.

2.17 Registration. The Seller is duly registered as an investment adviser under the Investment Advisers Act of 1940. The Seller is duly registered, licensed or qualified as in investment adviser in each state or any other jurisdiction where the conduct of the Business requires such registration, licensing or qualification, and the Seller is in good standing under the rules and regulations thereof, except where the failure to be so registered, licensed or qualified or to be in good standing would not reasonably be likely to result in a Business Material Adverse Effect. With respect to the Business, (i) the Seller is not (taking into account any applicable exemption) ineligible pursuant to applicable laws to act as an investment adviser, and (ii) to the knowledge of Seller, no employee of the Seller or other person associated with the Seller who has performed any functions of an investment adviser representative or a person associated with an investment adviser is (taking into account any applicable exemption) ineligible under applicable laws to serve as an investment adviser representative or a person associated with an investment adviser. With respect to the Business, there is no proceeding or investigation pending and served on the Seller or, to the knowledge of the Seller, pending and not so served or

Confidential Treatment Requested

threatened by any Governmental Entity, which would result in (A) the ineligibility under such laws of the Seller to act as an investment adviser or (B) the ineligibility under such applicable laws of such investment adviser representative or a person associated with the Seller to serve as an investment adviser representative or a person associated with an investment adviser.

2.18 Participating Sponsor Revenue. Section 2.18 of the Disclosure Schedule sets forth, with respect to each Participating Sponsor, as of the Base Date:

(a) the name of such Participating Sponsor;

(b) the Assets Under Administration of such Participating Sponsor for each program type, including Separately Managed Accounts, Mutual Fund Wrap and Unified Managed Account;

(c) the annualized Fee rates payable to the Seller by such Participating Sponsor under the applicable Sponsor Contract for each program type, including Separately Managed Accounts, Mutual Fund Wrap and Unified Managed Account;

(d) the Revenue Run-Rate in respect of each program type, including Separately Managed Accounts, Mutual Fund Wrap and Unified Managed Account, for each Participating Sponsor; and

(e) a detailed schedule of the actual invoiced amounts, together with related invoices and proof of payment of such invoices, for the quarterly billings for the quarters ended December 31, 2012 and March 31, 2013.

Section 2.18 of the Disclosure Schedule also sets forth the aggregate amount representing the Revenue Run-Rate as of the Base Date for all program types for all Participating Sponsors (such aggregate amount, the “Base Revenue Run-Rate”). As of the date of this Agreement, since June 1, 2012, other than as disclosed in Section 2.18 of the Disclosure Schedule, (A) with respect to the Business, no Participating Sponsor has canceled any contract or agreement with the Seller or indicated in writing that it intended to cease business with the Seller or to materially reduce such business and (B) the Business has not experienced a material net outflow of assets under administration by Participating Clients. There are no (and since June 1, 2012 there have not been any) material disputes between the Seller or the Canadian Subsidiary, on the one hand, and any Participating Sponsor, on the other hand.

2.19 Absence of Certain Changes. Except as set forth in Section 2.19 of the Disclosure Schedule, since December 31, 2012 through the date hereof, the Seller has, in all material respects, carried on the Business in the ordinary course consistent with its past practices.

2.20 Financial Capability. The Seller has, and at the Closing will have, sufficient funds in order to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under the Ancillary Agreements, including any amounts that may be required to be paid to Buyer hereunder and thereunder. Immediately after giving effect to the transactions contemplated by this Agreement, the Seller and its subsidiaries, on a consolidated basis shall be able to pay its debts as they become due.

Confidential Treatment Requested

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof.

3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Seller, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer will be a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the charter or bylaws of the Buyer;

(b) require on the part of the Buyer any filing with, or any permit, authorization, consent or approval of, any (i) Governmental Entity or (ii) other Person, except in the case of this clause (ii), for any such filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Buyer Material Adverse Effect;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which the Buyer is a party or by which the Buyer is bound, except for (x) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Buyer Material Adverse Effect or (y) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

Confidential Treatment Requested

(d) violate any Order specifically naming, or statute, rule or regulation applicable to, the Buyer or any of its properties or assets, except for any such violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Litigation. There are no Actions pending against, or, to the Buyer’s knowledge, threatened against, the Buyer or any of its Affiliates which would be reasonably likely to materially impair or delay the Buyer’s ability to perform its obligations under this Agreement and the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated by this Agreement.

3.5 Financial Capability. The Buyer has, and at the Closing will have, sufficient funds in order to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under the Ancillary Agreements, including payment to the Seller of the Closing Date Adjusted Purchase Price at the Closing and any additional amounts that may be required to be paid pursuant to Sections 1.2 and 1.4. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and the Buyer Subsidiaries, on a consolidated basis shall be able to pay their debts as they become due.

3.6 Registration. Envestnet Asset Management Inc., a subsidiary of the Buyer, is duly registered as an investment adviser under the Investment Advisers Act of 1940. Such subsidiary is duly registered, licensed or qualified as in investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not reasonably be likely to result in a Buyer Material Adverse Effect.

3.7 Due Diligence by the Buyer. The Buyer acknowledges that none of the Seller, its Affiliates or Representatives, or any other Person, has made, and the Buyer has not relied upon, any representation or warranty whatsoever, express or implied (including any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Acquired Assets), regarding the Business or other matters beyond those expressly given in ARTICLE II of this Agreement. Without limiting the generality of the foregoing, the Buyer hereby acknowledges that (i) none of the Seller, its Affiliates or Representatives, or any other Person, has made a representation or warranty to the Buyer with respect to (A) any estimates, forecasts, projections, or other predictions for the Business or business plan information of the Business or (B) any materials, documents or information relating to the Business or Acquired Assets, whether written or oral, made available to the Buyer or any of its Affiliates or Representatives in the confidential information memorandum, provided to the Buyer on January 30, 2013, or in any data room, presentation by management of the Business, due diligence discussion with Representatives of the Seller or Seller Business Employees or otherwise, except as expressly covered by a representation or warranty set forth in ARTICLE II, and (ii) the financial statements referred to in Section 2.4(a) and the Required Financial Statements have been and will have been prepared using different methodologies, as more fully described in Section 2.4 of the Disclosure Schedule and that the Seller disclaims any and all liability for any difference in the information contained in such financial statements to the extent that such difference in information relates to the difference in methodologies (in and of themselves, and not as any such difference relates to any error in the application of such methodologies or any error in the financial information therein contained) used to prepare such financial statements.

Confidential Treatment Requested

The Buyer will not assert, except as provided in ARTICLE VI, any claim against the Seller or any of its Representatives or seek to hold the Seller (except as provided in ARTICLE VI) or any of its Representatives liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Seller or its Representatives concerning the Business, the Acquired Assets, this Agreement or the transactions contemplated hereby.

3.8 Disclaimer of Warranties. Notwithstanding anything herein to the contrary, it is the explicit intent of the Parties hereto that the Buyer is not making, nor has it made, any representation or warranty whatsoever, express or implied, beyond those expressly given in this ARTICLE III.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Closing Efforts. Subject to the terms hereof, including Section 4.5, each of the Parties shall use commercially reasonable efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) satisfy the conditions precedent to the obligations of either Party, (ii) pursuant to and consistent with the terms of Section 4.4, satisfy the applicable Assignment Requirements, if any, for each Assigned Contract, (iii) obtain all consents, licenses, permits, waivers, approvals, authorizations from any Governmental Entity required to be obtained by a Party in connection with the consummation of the transactions contemplated by this Agreement, (iv) otherwise comply in all material respects with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement, (v) cause to be lifted or rescinded any Order adversely affecting the ability of the Parties to consummate the Closing and (vi) defend any Actions challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or the performance of such Party’s obligations hereunder or thereunder. In furtherance of and not in limitation of the foregoing, in the event that a material development with respect to the Business occurs between the date of this Agreement and the Closing as a result of the execution, announcement or pendency of this Agreement, which development (A) relates to the identity of, or the effect of any facts or circumstances relating to, the Buyer and (B) has had an adverse impact on the Business, the Parties shall collaborate in good faith to identify any such development and mitigate the further impact of such development on the Business. In addition, neither Party shall take any action after the date hereof that could reasonably be expected to delay the satisfaction of, or result in not satisfying, (1) the conditions set forth in ARTICLE V or (2) the applicable Assignment Requirements with respect to any Assigned Contract. Each of the Parties shall promptly notify the other Party of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. The failure of any Assignment Requirement to be satisfied with respect to any Assigned Contract shall not constitute a failure to satisfy any condition set forth in Section 5.2 or relieve the Buyer from its obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Confidential Treatment Requested

4.2	Operation of the Business.

(a) Except (i) as contemplated by this Agreement including the consent process set forth in Section 4.4, (ii) as required by applicable law, (iii) as provided in Employee Benefit Plans in effect as of the date hereof, (iv) as set forth in Section 4.2 of the Disclosure Schedule, or (v) as consented to in writing by the Buyer, during the period from the date of this Agreement until the earlier of the Closing Date or proper termination of this Agreement, the Seller shall conduct the operations of the Business in all material respects in the ordinary course, and without limiting the generality of the foregoing, the Seller shall not, and shall cause the Canadian Subsidiary not to, with respect to the Business and without written consent provided by the Buyer (which consent may be withheld in Buyer’s sole discretion):

(i) sell, assign or transfer any Sponsor Contract, Manager Contract or Acquired Asset (notwithstanding the foregoing, it is understood and agreed that the Seller shall be permitted to replace obsolete or worn-out Equipment in the ordinary course of business and to make updates to Schedule 1.1(a)(iii) to reflect such replacement);

(ii) knowingly consent to the imposition of any Lien (other than a Permitted Lien) upon any of the Sponsor Contracts, Manager Contracts or Acquired Assets;

(iii) enter into any contract similar to a Manager Contract unless such contract (A) allows the Seller to terminate at will upon thirty (30) days’ or less notice, (B) does not require any obligations to be performed by Seller after the date that is six (6) months after any termination notice is delivered thereunder and (C) includes a consent from the counterparty thereto that allows the Seller to assign such contract to the Buyer in connection with the consummation of the Closing;

(iv) enter into any contract similar to a Sponsor Contract unless such contract (A) allows the Seller to terminate at will upon thirty (30) days’ or less notice, (B) does not require any obligations to be performed by Seller after the date that is six (6) months after any termination notice is delivered thereunder and (C) includes a consent from the counterparty thereto that allows the Seller to assign such contract to the Buyer in connection with the consummation of the Closing;

(v) make any change in its accounting systems, policies, principles, practices or methods, in each case, that would impact the method for calculating the Revenue Run-Rate for the Participating Sponsors;

(vi) with respect to the Acquired Assets or the Business, (A) make, revoke or amend any Tax election (outside the ordinary course of business), (B) compromise any claim, investigation, audit or controversy related to any material amount of Taxes, (C) consent to or execute any waiver of restrictions on a Tax claim or assessment, (D) enter into or amend any Tax agreement with a Tax authority or (E) file any amended Tax Return or claim for a refund of material Taxes, in the case of each of the foregoing subclauses (A) through (E), in a manner that would reasonably be expect to increase the Buyer’s Tax liability with respect to the Acquired Assets or the Business following the Closing;

Confidential Treatment Requested

(vii) grant any rights to severance benefits, “stay-pay” or termination pay to any Scheduled Employee or increase the compensation or other benefits payable or potentially payable to any Scheduled Employee, in each case, other than grants or increases that are required by applicable law or the terms of any existing contract or Employee Benefit Plan as in effect as of the date hereof (or as amended in a manner also applicable generally to similarly situated employees of Seller and/or its ERISA Affiliates who are not Scheduled Employees);

(viii) enter into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Scheduled Employee whose annual rate of base compensation exceeds $125,000;

(ix) (A) accelerate, terminate, modify, amend, waive or otherwise alter or change any of the terms or provisions of any Assigned Sponsor Contract or pay any material amount in connection therewith not required by law or by any such contract or (B) accelerate, terminate, modify, amend, waive or otherwise alter or change any of the terms or provisions of any Assigned Manager Contract outside of the ordinary course of business or pay any material amount in connection therewith not required by law or by any such contract, in the case of clauses (A) and (B), other than as contemplated hereby in connection with obtaining the required consents for the assignment thereof; or

(x) agree in writing to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the earlier of the Closing Date or proper termination of this Agreement, (i) in the event that the Seller, with respect to the Business, (A) waives, releases or cancels any material claims against a Participating Sponsor or Participating Manager or debts owing to it by a Participating Sponsor or Participating Manager, (B) pays any material amount or agrees to pay any material amount or perform any obligation in settlement or compromise of any Action or claims of liability against the Seller or any of its directors, officers, employees or agents or (C) agrees in writing to take any of the actions described in the foregoing clauses (A) and (B) or (ii) (A) a Participating Sponsor cancels a Sponsor Contract or indicates in writing that it intends to cease business with the Seller or to materially reduce such business or (B) the Business experiences a material net outflow of assets under administration by Participating Clients, in the case of the foregoing clauses (i) and (ii), the Seller shall provide prompt (and in any event, within five (5) Business Days) notice of the occurrence of such event to the Buyer.

(c) In the event that, prior to the Closing, the Seller enters into a contract similar to a Manager Contract or a contract similar to a Sponsor Contract, as contemplated by clauses (iii) or (iv) of Section 4.2(a), the Seller shall provide prompt (and in any event, within five (5) Business Days) notice of its entry into such contract to the Buyer, together with a copy of any such contract. The Buyer shall have an opportunity to review such contract and object to such contract becoming an Assigned Manager Contract or Assigned Sponsor Contract, as applicable, for purposes hereof. If the Buyer does not notify the Seller within ten (10) Business Days of receiving a copy thereof that Buyer agrees that such contract shall be an Assigned Manager Contract or an Assigned Sponsor Contract, such contract shall be deemed to be rejected by the Buyer and shall, in the case of a contract similar to a Manager Contract, be terminated at the Closing as contemplated by Section 5.2(h) or, in the case of a contract similar to a Sponsor Contract, be terminated at the Closing as contemplated by Section 5.2(h) or become subject to the MAPSA Subcontracting Agreement, as applicable, to the extent the Seller has any remaining obligations under such contract following the Closing.

Confidential Treatment Requested

4.3 Access.

(a) The Seller shall permit the Representatives of the Buyer to have access (at reasonable times during normal business hours, on reasonable prior written notice and in a manner so as not to interfere with the conduct of the Seller’s and its Affiliates’ business operations) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business; provided, however, that any such access shall be conducted at the Buyer’s sole expense. Notwithstanding the foregoing, the Seller shall not be obligated (i) to provide any information, documents or access to any Person unless the Buyer is responsible, pursuant to the terms of the Confidentiality Agreement, for the use and disclosure of any information obtained by such Person from the Seller, (ii) to provide any information, documents or access (A) that would violate the provisions of any applicable laws or regulations or any agreement to which it is a party or, in the case of information or documents, the sharing of which would legally require the consent of any third party (including any employee of the Seller or any of its Affiliates), (B) that would cause the loss of a claim of privilege (including attorney-client and work product privileges) with respect thereto or (C) that would result in the disclosure of any information of the Seller or any of its Affiliates unrelated to the Business (and the Seller shall be permitted to redact any such information from any materials provided to the Buyer or its Representatives) or (iii) to provide any consolidated, combined, affiliated or unitary Tax Return that includes the Seller or any of its Affiliates or any Tax-related work papers. Prior to the Closing, the Buyer and its Representatives shall not contact or communicate with the employees, customers or suppliers of or other third parties having business relationships with the Seller in connection with the transactions contemplated by this Agreement, except with the prior written consent of the Seller.

(b) The Buyer and the Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by the Seller or any of its Representatives to or on behalf of the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement shall terminate effective as of the Closing.

(c) Notwithstanding any provision of this Agreement to the contrary, the Buyer and its Representatives shall not have any access at any time prior to the Closing to any information regarding pending or proposed bids for new contracts or any related information where the Buyer or any of its Affiliates also has submitted or intends to submit a bid to provide the same or substantially similar services.

Confidential Treatment Requested

4.4 Sponsor and Manager Contract Consents.

(a) Subject to this Section 4.4, the Seller shall use commercially reasonable efforts to obtain the consents necessary to satisfy prior to the Closing Date the Assignment Requirements with respect to each Sponsor Contract and Manager Contract. The Buyer shall use commercially reasonable efforts to cooperate with the Seller in its efforts to satisfy the Assignment Requirements with respect to each such contract.

(b) Each of the Parties shall provide promptly in writing all information concerning itself and its Affiliates required to be included in the materials contemplated by this Section 4.4. Each of the Parties shall promptly correct such information if and to the extent that such information becomes false or misleading in any material respect.

(c) Notwithstanding anything herein to the contrary, none of the Seller, the Canadian Subsidiary, the Buyer or any of their respective Affiliates shall have any obligation under this Agreement to make any payments or agree to any material undertakings in connection with the assignment of any Sponsor Contract or Manager Contract or to initiate any Action against any counterparty thereto in order to obtain any consent necessary to satisfy any Assignment Requirement.

(d) With respect to each counterparty to a Sponsor Contract or Manager Contract (other than Pruco), as promptly as practicable following the date of this Agreement and to the extent required by applicable law or the terms of the applicable contract, the Seller shall (i) provide notice of the transactions contemplated by this Agreement to such counterparty (it being understood that any such notice to a Participating Sponsor or Participating Manager shall be in substantially the form set forth as Exhibit H-1 and Exhibit H-2, respectively) and (ii) use commercially reasonable efforts to obtain any consents or approvals necessary to satisfy the applicable Assignment Requirements (it being understood that the countersignature by a Participating Sponsor or, subject to subsection (e) below, a Participating Manager of the notice referred to in clause (i) above shall be sufficient for purposes of this clause (ii)).

(e) Notwithstanding clause (ii) of subsection (d) above, with respect to each Participating Manager that has not responded in writing within fifteen (15) days of the date the initial notice referred to in clause (i) of subsection (d) above was sent, the Seller shall provide a second notice to such Participating Manager with respect to such Participating Manager’s Manager Contract (other than any Canadian Manager Contract, the assignment of which shall be subject to clause (ii) of subsection (d) above) in substantially the form set forth as Exhibit H-3 (such notice a “Negative Consent Notice”) requesting written consent as aforesaid and informing such Participating Manager, inter alia, that the consent of such Participating Manager will be deemed to have been granted if such Participating Manager continues to provide services through the Business for a period of at least thirty (30) days after the date the Negative Consent Notice was sent without otherwise terminating the applicable Manager Contract; provided that no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing a Participating Manager terminates or notifies the Seller in writing that such Participating Manager has not consented to the transfer of, or is terminating, its Manager Contract (any such Participating Manager, a “Terminating Manager”).

(f) On or before the Closing Date, the Seller shall (1) provide each Participating Sponsor with a list of the Terminating Managers and Non-Consenting Canadian Managers pertaining to such Participating Sponsor; (2) with respect to each Terminating Manager and Non-Consenting Canadian Managers, to the extent any such Terminating Manager

Confidential Treatment Requested

or Non-Consenting Canadian Manager has not previously terminated each of its Manager Contracts (other than, in the case of a Non-Consenting Canadian Manager, any Manager Contract to which such Non-Consenting Manager has consented to (or is deemed to have consented to) the assignment of), give a notice of termination to such Terminating Manager or Non-Consenting Canadian Manager with respect to each such Manager Contract (with the effective date of such termination to be Closing Date); and (3) provide the Buyer will a list of Non-Consenting Sponsors and Terminating Sponsors, as applicable, so that the Buyer and the Seller can execute and deliver the MAPSA Subcontracting Agreement at the Closing pursuant to Section 1.4(c)(viii). Following the terminations contemplated by clause (2) of the first sentence of this Section4.4(f) and a reasonable period of good-faith consultation with the Seller, the Buyer shall provide to each affected Participating Sponsor replacement recommendations for the applicable Terminating Managers and Non-Consenting Canadian Managers.

4.5 Financial Statements.

(a) Requested Relief. Promptly, and in any event, within ten (10) days of the date hereof, the Buyer shall prepare and submit to the Chief Accountant of the Division of Corporation Finance of the U.S. Securities and Exchange Commission (the “SEC”) a request (“Buyer’s Request Letter”) for a letter from the SEC staff expressing no objection to the Buyer’s use of the Abbreviated Financial Statements for purposes of Rule 3-05 of Regulation S-X (such letter expressing no objection, the “Requested Relief”). The Buyer shall provide the Seller and its designated Representatives with a reasonable opportunity to comment on the Buyer’s Request Letter and shall consider in good faith all comments provided to the Buyer in connection with such review. Each of the Parties shall (i) use commercially reasonable efforts to obtain (and in the case of the Seller, to assist the Buyer in obtaining) the Requested Relief and (ii) make any further information submissions pursuant to the SEC’s consideration of the Buyer’s Request Letter that may be reasonably necessary or advisable. Each of the Parties shall use commercially reasonable efforts to resolve any objections that may be asserted by the SEC with respect to the Requested Relief; provided that neither Party shall be required to initiate any Action in pursuit of the Requested Relief; and provided further that Buyer shall not be required to agree to any condition to the receipt of the Requested Relief that would reasonably be expected to significantly increase Buyer’s costs of preparing its public SEC reports. Each of the Parties shall promptly inform each other of any material communication received by such Party from the SEC regarding the Requested Relief (unless the provision of such information would (i) violate the provisions of any applicable laws or regulations or any confidentiality agreement or (ii) cause the loss of the attorney-client privilege with respect thereto).

(b) Required Financial Statements. With respect to the Seller’s obligation to deliver the Required Financial Statements and Specified Quarterly Financial Statements as contemplated by Section 5.2(g), the Seller shall use commercially reasonable efforts to prepare, in accordance with the applicable methodologies set forth in Section 2.4(b) of the Disclosure Schedule, and deliver the Abbreviated Financial Statements and the Specified Quarterly Financial Statements as soon as is reasonably practicable; provided that, if, despite the Parties commercially reasonable efforts pursuant to Section 4.5(a) above, the SEC has not provided the Requested Relief by the date that is fifteen (15) Business Days from the date the Buyer submitted the Buyer’s Request Letter to the SEC, the Seller shall use commercially reasonable efforts to prepare, in accordance with the applicable methodologies set forth in Section 2.4(b) of the

Confidential Treatment Requested

Disclosure Schedule, and deliver the Full Financial Statements and the Specified Quarterly Financial Statements as soon as is reasonably practicable, it being understood, however, that in the event that the Requested Relief is provided by the SEC, the covenant set forth in this Section 4.5(b) shall apply only with respect to the Abbreviated Financial Statements and the Specified Quarterly Financial Statements; and provided further that if, despite Seller’s commercially reasonable efforts, the Seller is unable to prepare and deliver the Required Financial Statements and the Specified Quarterly Financial Statements by the Outside Date, the Seller shall have no further obligation or liability under this Section 4.5 (it being understood that the foregoing proviso shall not affect the closing condition set forth in Section 5.2(g)).

(c) In addition, prior to the Closing and, if not completed by the Closing, promptly thereafter, the Seller shall use commercially reasonable efforts to obtain reviews prepared by the Seller’s independent auditor in respect of such independent auditor’s performance of the procedures specified by the PCAOB for a review of interim financial information as described in AU 722 with respect to the Specified Quarterly Financial Statements.

(d) (i) In the event that the Closing occurs on or prior to June 30, 2013, the Seller shall prepare and deliver to the Buyer, on or prior to August 15, 2013, unaudited financial statements of the same type as those constituting the Specified Quarterly Financial Statements with respect to the Business, as of, and for the period beginning on April 1, 2013 and ending on, the Closing Date, together with associated notes to such unaudited financial statements.

(ii) In the event that the Closing occurs on or after July 1, 2013 and prior to August 15, 2013, the Seller shall prepare and deliver to the Buyer, on or prior to September 30, 2013, unaudited financial statements of the same type as those constituting the Specified Quarterly Financial Statements with respect to the Business, as of, and for the quarter ended June 30, 2013, together with associated notes to such unaudited financial statements.

(iii) In the event that the Closing occurs on or after July 1, 2013, the Seller shall prepare and deliver to the Buyer, on or prior to the later of (A) September 30, 2013 and (B) the date that is forty-five (45) days following the Closing, unaudited financial statements of the same type as those constituting the Specified Quarterly Financial Statements with respect to the Business, as of, and for the period beginning on July 1, 2013 and ending on, the Closing Date, together with associated notes to such unaudited financial statements.

The Seller shall use commercially reasonable efforts to obtain reviews prepared by the Seller’s independent auditor in respect of such independent auditor’s performance of the procedures specified by the PCAOB for a review of interim financial information as described in AU 722 with respect to the applicable financial statements delivered pursuant to the immediately preceding clauses (i), (ii) or (iii).

Confidential Treatment Requested

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions to be consummated at the Closing are subject to the satisfaction (or waiver by both Parties) of the following conditions:

(a) no law, rule or regulation shall have been enacted by a Governmental Entity that prohibits the consummation of the transactions contemplated by this Agreement, and no Order enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Closing Run-Rate Percentage shall be equal to or greater than the percentage set forth in Schedule 11.1; and

(c) to the extent any Negative Consent Notices are sent to Participating Managers, as contemplated by Section 4.4(e), at least seven (7) Business Days shall have elapsed following the passage of the thirty- (30-) day period referred to in Section 4.4(e).

5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

(a) (i) the representations and warranties of the Seller set forth in ARTICLE II (other than the representations and warranties set forth in Sections 2.1, 2.2 and 2.10) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, except (i) for changes permitted by Section 4.2, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below) and (iii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Business Material Adverse Effect (it being agreed that any materiality or Business Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Business Material Adverse Effect for purposes of this clause (iii));

(b) the representations and warranties of the Seller set forth in Sections 2.1, 2.2 and 2.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, except for changes contemplated or permitted by this Agreement;

(c) the Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d) the Buyer shall have received the Seller Certificate;

(e) the Buyer shall have received from Pruco an executed copy of the Pruco Contract;

(f) since the date of the Agreement, there shall not have occurred any Business Material Adverse Effect;

(g) the Buyer shall have received the Required Financial Statements and the Specified Quarterly Financial Statements;

Confidential Treatment Requested

(h) on or prior to the Closing Date, the Seller shall have sent a termination notice under (A) each contract which has been deemed rejected by Buyer pursuant to Section 4.2(c) and thereafter not agreed in writing by Buyer to be an Assigned Sponsor Contract or Assigned Manager Contract and (B) each Sponsor Contract and each Manager Contract for which the applicable contract counterparty has not provided (or has not been deemed to have provided) its consent to the assignment of its contract pursuant to Section 4.4 prior to the date that is three (3) Business Days prior to the Closing (and any such termination notice given in respect of a Sponsor Contract or a contract similar to a Sponsor Contract shall include a notification by the Seller that certain non-advisory services following the Closing shall be performed on behalf of the Seller by the Buyer); and

(i) (A) the consent set forth in Schedule 5.2(i) shall have been received, and evidence thereof shall have been delivered to the Buyer prior to the Closing or (B) the Seller shall have provided the Buyer with a reasonably suitable alternative to the Gateway Sublease Agreement upon substantially the same or better economic terms, with the location of such alternative space being no more than ten (10) miles from the location of the Leased Real Property.

5.3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Seller) of the following conditions:

(a) the representations and warranties of the Buyer set forth in ARTICLE III (other than the Buyer Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii) below) and (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Buyer Material Adverse Effect (it being agreed that any materiality or Buyer Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Buyer Material Adverse Effect for purposes of this clause (ii));

(b) the Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, except for changes contemplated or permitted by this Agreement;

(c) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing; and

(d) the Seller shall have received the Buyer Certificate; and

(e) Pruco shall have received from the Buyer an executed copy of the Pruco Contract.

Confidential Treatment Requested

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Seller. Subject to the terms and conditions of this ARTICLE VI, from and after the Closing, the Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from:

(a) any breach of a representation or warranty of the Seller contained in ARTICLE II of this Agreement or of a representation or warranty of the Seller Affiliate contained in the Affiliate Bill of Sale;

(b) any failure by the Seller to perform any covenant or agreement contained in this Agreement;

(c) any Excluded Liabilities; or

(d) any claim brought by a Seller Business Employee, a successor to the rights of a Seller Business Employee or a Governmental Authority (i) relating to such Seller Business Employee not being a Scheduled Employee or due to Buyer’s failure to offer employment to a Seller Business Employee or (ii) arising from or related to the Buyer’s determination of which Seller Business Employees are to be Scheduled Employees, Transitional New Buyer Employees and Non-Transitional New Buyer Employees, in each case to the extent related to a charge of discrimination or disparate treatment by Buyer or by Seller (to the extent Seller was acting, or deemed to be acting, at the direction of Buyer).

6.2 Indemnification by the Buyer. Subject to the terms and conditions of this ARTICLE VI from and after the Closing, the Buyer shall indemnify the Seller in respect of, and hold the Seller harmless against, any and all Damages incurred or suffered by the Seller or any Affiliate thereof resulting from:

(a) any breach of a representation or warranty of the Buyer contained in ARTICLE III of this Agreement;

(b) any failure by the Buyer to perform any covenant or agreement contained in this Agreement; or

(c) any Assumed Liabilities.

6.3 Claims for Indemnification.

(a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. An Indemnified Party shall give prompt (but in any event within thirty (30) days) written notification to the Indemnifying Party of the commencement of any Action relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification shall include a description in reasonable detail (to the extent known by

Confidential Treatment Requested

the Indemnified Party) of the facts constituting the basis for such third-party claim and a good faith estimate of the amount of the Damages claimed, if then determinable. Notwithstanding the foregoing, the failure or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the defense of such Action is prejudiced by the Indemnifying Party’s failure or delay in giving such notice. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Action with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Action and the defense thereof and shall consider recommendations made by the other Party with respect thereto, and the Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable local law), and to cause all communications among employees, counsel and others representing either Party with respect to a third-party claim to be made so as to preserve any applicable attorney-client or work-product privileges. If the Indemnifying Party assumes the defense of an Action, the Indemnified Party (1) shall not agree to any settlement of such Action without the prior written consent of the Indemnifying Party if such settlement would result in the Indemnifying Party becoming liable for an indemnification claim hereunder and (2) shall agree to any settlement of such Action that the Indemnifying Party may recommend that by its terms (or pursuant to a binding commitment of the Indemnifying Party) obligates the Indemnifying Party to pay the full amount of any Damages payable in connection with such settlement; provided, however, that the sole relief provided is such Damages paid in full by the Indemnifying Party and such settlement would not result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (ii) a finding or admission of a violation of law by the Indemnified Party.

(b) Direct Claims. An Indemnified Party wishing to assert a claim for indemnification under this ARTICLE VI (other than a claim for indemnification arising out of a third-party claim) shall deliver to the Indemnifying Party a Claim Notice. Notwithstanding the foregoing, the failure or delay in delivering a Claim Notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the defense of such claim is prejudiced by the Indemnifying Party’s failure or delay in delivering such Claim Notice. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall, subject to the limitations set forth in Sections 6.5(a)(i) and 6.5(a)(ii), be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive an Agreed Amount with respect to such claim for indemnification (in which case such response shall, subject to the limitations set forth in Sections 6.5(a)(i) and 6.5(a)(ii), be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or a portion of the Claimed Amount and the Indemnified Party disputes such response, the Indemnifying Party and the Indemnified Party

Confidential Treatment Requested

shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.12.

6.4 Survival.

(a) The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the second anniversary of the Closing Date, at which time they shall expire. Notwithstanding the foregoing, (i) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing and the consummation of the transactions contemplated hereby until the fifth anniversary of the Closing Date, at which time they shall expire and (ii) the representations and warranties of the Seller contained in Section 2.5 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including any applicable extensions).

(b) The covenants and agreements of the Parties contained herein (i) that by their terms are to be performed in whole or in part, or that prohibit actions, prior to the Closing shall expire upon the occurrence of the Closing, except that claims for indemnification in respect of any breach thereof shall survive until the date that is twelve (12) months after the Closing and (ii) that by their terms are to be performed in whole or in part, or that prohibit actions, following the Closing shall survive until the date that is twelve (12) months after the expiration in accordance with their terms.

(c) If an indemnification claim is properly and in good faith asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) or Section 6.4(b) of the representation or warranty or covenant or agreement that is the basis for such claim, then such representation or warranty or covenant or agreement shall survive until, but only for the purpose of, the resolution of such indemnification claim.

6.5 Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:

(i) no individual claim (or series of related claims) for indemnification under Sections 6.1(a) or 6.2(a) shall be valid and assertable unless it is (or they are) for an amount in excess of $10,000;

(ii) (A) except with respect to breaches of the Seller Fundamental Representations, the Seller shall be liable with respect to claims under Section 6.1(a) for only that portion of the aggregate Damages related to such claims (excluding any claims disallowed under Section 6.5(a)(i)), considered together, which exceeds $250,000 and (B) except with respect to breaches of the Buyer Fundamental Representations, the Buyer shall be liable with respect to claims under Section 6.2(a) for only that portion of the aggregate Damages related to such claims (excluding any claims disallowed under Section 6.5(a)(i)), considered together, which exceeds $250,000;

Confidential Treatment Requested

(iii) (A) the aggregate liability of the Seller for indemnification claims under Section 6.1(a) (other than indemnification claims with respect to breaches of the Seller Fundamental Representations) shall not exceed an amount equal to twenty-five percent (25%) of the Purchase Price and (B) the aggregate liability of the Buyer for indemnification claims under Section 6.2(a) (other than indemnification claims with respect to breaches of the Buyer Fundamental Representations) shall not exceed an amount equal to twenty-five percent (25%) of the Purchase Price; and

(iv) with respect to breaches of the Seller Fundamental Representations, the aggregate liability of the Seller for indemnification claims under Section 6.1(a) shall not exceed the Purchase Price.

(b) Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts (including by pursuing all legal rights and remedies available) in order to mitigate and minimize the Damages for which indemnification is contemplated by this ARTICLE VI, including pursuing commercially reasonable insurance claims with respect to any Damages or pursuing in a commercially reasonable manner any indemnification obligations of third parties with respect to any Damages that are or may be the subject of an indemnification claim hereunder.

(c) The amount of Damages recoverable by an Indemnified Party under this ARTICLE VI with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier or any other Person. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within thirty (30) days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this ARTICLE VI with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this ARTICLE VI.

(d) The representations and warranties of the Parties, and the right of any Indemnified Party with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Party (including by any of its Representatives) or by reason of the fact that such Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of such Indemnified Party’s waiver of any condition set forth in ARTICLE V, as the case may be.

(e) The Parties agree that where one and the same set of facts qualifies under more than one provision entitling the Buyer or the Seller to a claim or remedy under this Agreement, there shall be only one claim or remedy.

Confidential Treatment Requested

(f) In no event shall any Indemnified Party be entitled to indemnification pursuant to this ARTICLE VI to the extent indemnifiable Damages were attributable to such Indemnified Party’s gross negligence, willful misconduct or fraud.

(g) Except with respect to claims for fraud or equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement, the rights of the Indemnified Parties under this ARTICLE VI and under ARTICLE VII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims covered by Section 6.1, Section 6.2, or ARTICLE VII or otherwise relating to the transactions contemplated by this Agreement, the Seller Bill of Sale, the Affiliate Bill of Sale and the Assignment and Assumption Agreement. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of any transactions consummated pursuant to this Agreement.

6.6 Treatment of Indemnification Payments. Unless otherwise required by applicable law, all indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Adjusted Purchase Price.

6.7 Setoff Rights. The Buyer shall have the right to setoff, against each Post-Closing Payment, the amount of any Damages with respect to any Resolved But Unsatisfied Claims that the Buyer is entitled to recover under this ARTICLE VI (after giving effect to any applicable limitations provided for in Section 6.5).

ARTICLE VII

TAX MATTERS

7.1 Transfer Taxes. The Buyer and the Seller shall each be responsible for one-half of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including notary fees) (“Transfer Taxes”) arising in connection with the consummation of the transactions contemplated by this Agreement. The Party customarily responsible under applicable law shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. The Party responsible for filing any such Tax Returns shall provide to the other Party evidence of timely filing and payment of all such Transfer Taxes. Within fifteen (15) days after receipt of such evidence, the receiving Party shall pay to the filing Party its one-half share of such Transfer Taxes.

7.2 Allocation of Certain Taxes.

(a) Any real property Taxes, personal property Taxes or other Taxes imposed on a periodic basis, in each case, applicable to the Acquired Assets for a taxable period that includes but does not end on the Closing Date (a “Straddle Period”) shall be paid by the Buyer or the Seller, as required under applicable law, and such Taxes shall be apportioned between the Buyer and the Seller based on the number of days in the portion of the taxable period that ends on the Closing Date (the “Pre-Closing Tax Period”) and the number of days in the entire taxable period. All Taxes imposed with respect to the Business and the Assumed Assets for any taxable period that ends before the Closing Date and for any Pre-Closing Tax Period shall be borne by the Seller. All Taxes imposed for any taxable period beginning after the Closing date and any Straddle Period Taxes that are not allocable to the Pre-Closing Tax Period shall be borne by the Buyer.

Confidential Treatment Requested

(b) For purposes of this Section 7.2, transactions that occur on the Closing Date but after the Closing and that are not incurred in the ordinary course of business of the Business shall be considered attributable to the period that commences on the day following the Closing Date.

7.3 Cooperation on Tax Matters; Tax Audits. The Buyer and the Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any taxable periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information (including the provision of applicable Tax books and records relating exclusively to the Business or reasonably redacted so as to relate exclusively to the Business). The Seller shall have the right to control any Tax audit, initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Business.

7.4 Post-Closing Actions. The Buyer shall not file, amend, re-file or otherwise modify any Tax Return or Tax election relating in whole or in part to the Business or agree to the waiver or any extension of the statute of limitations with respect to any taxable period (or portion thereof) ending on or before the Closing Date without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned).

7.5 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Business (other than any such agreements or arrangements that are ordinary course commercial agreements, credit agreements or other agreements not primarily related to Taxes) shall be terminated prior to the Closing Date and, after the Closing Date, the Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Sections 5.2(a), 5.2(b) or 5.2(c) not to be satisfied by the Outside Date and (ii) is not cured within thirty (30) days following delivery by the Buyer to the Seller of written notice of such breach; provided that the Buyer is not then in breach of any representations, warranties, covenants or agreements contained in this Agreement that would cause any of the conditions in Sections 5.3(a), 5.3(b) or 5.3(c) not to be satisfied by the Outside Date;

Confidential Treatment Requested

(c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Sections 5.3(a), 5.3(b) or 5.3(c) not to be satisfied by the Outside Date and (ii) is not cured within thirty (30) days following delivery by the Seller to the Buyer of written notice of such breach; provided that the Buyer is not then in breach of any representations, warranties, covenants or agreements contained in this Agreement that would cause any of the conditions in Sections 5.2(a), 5.2(b) or 5.2(c) not to be satisfied by the Outside Date;

(d) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and

(e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before Outside Date by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement).

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties, except that the provisions of Section 3.7, Section 3.8, this Section 8.2 and ARTICLE XII and the Confidentiality Agreement shall survive the termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it at law or in equity with respect to such a breach by any other Party.

ARTICLE IX

EMPLOYEE MATTERS

9.1 Offer of Employment; Continuation of Employment.

(a) As soon as practicable (but not more than ten (10) Business Days) following the date of this Agreement, the Buyer shall, or shall cause Affiliate to, make an offer of employment effective as of the Closing Date to each individual designated as a Scheduled Employee on Schedule 9.1(b) (i) in the same job or position as in effect immediately prior to the Closing Date, (ii) at a worksite no more than twenty-five (25) miles from the current job’s position in effect immediately prior to the Closing Date, (iii) unless otherwise agreed in writing by the Parties on the date hereof, at a salary or wage level and with a bonus opportunity, benefits

Confidential Treatment Requested

(other than severance benefits, any benefits provided under any agreement excluded from Section 2.9(a)(xi) or any defined benefit pension or retiree medical or other retiree welfare benefits), perquisites and other terms and conditions of employment that are substantially comparable in the aggregate to the salary or wage level, bonus opportunity, benefits (other than severance benefits, any benefits provided under any agreement excluded from Section 2.9(a)(xi) or any defined benefit pension or retiree medical or other retiree welfare benefits), perquisites, and other terms and conditions that such Scheduled Employee was entitled to receive immediately prior to the date of this Agreement and (iv) requiring such employee to accept or decline such offer within ten (10) Business Days after receiving such offer. The Seller has provided the Buyer the information set forth in clauses (i), (ii) and (iii). Notwithstanding the foregoing, following the Closing Date, the Buyer or one of its Affiliates shall provide each New Buyer Employee, as of the Closing Date, with compensation and benefits (including incentive and equity-based compensation, but excluding any defined benefit pension or retiree medical or other retiree welfare benefits) at least as favorable as the compensation and benefits provided to similarly-situated employees of the Buyer and its Affiliates as of the Closing Date. The Buyer or its Affiliates will condition the offers to each Canadian Employee on such employee’s resigning in a manner that does not impose severance obligations on the Canadian Subsidiary nor trigger any rights to statutory or other benefits. The obligation of the Buyer to provide, or cause to provide, the conditions of employment relating to pay and employee benefits in accordance with this Section 9.1 shall continue for a period ending not earlier than one (1) year following the Closing Date. The Buyer shall provide a list to the Seller twenty-one (21) Business Days following the date of this Agreement of all Scheduled Employees who have accepted offers of employment as of such date. For the avoidance of doubt, all provisions relating to severance benefits to be paid with respect to New Buyer Employees after the Closing Date shall be governed by the provisions of Section 9.3(d) of this Agreement.

(b) Notwithstanding any provision herein, any Scheduled Employee who is on short-term disability leave as of the Closing Date (an “On-Leave Business Employee”) will not become a New Buyer Employee until such time, if any, as such On-Leave Business Employee has been approved to return to active employment, at which time such employee shall be offered continued employment (with any reasonable accommodation, as necessary) with the Buyer or one of its Affiliates, but only if such employee is able to return to active employment within nine months after the Closing Date. If and when the On-Leave Business Employee returns to active status (and has accepted the offer of employment from the Buyer and its Affiliates), such On-Leave Business Employee shall be considered a New Buyer Employee and the On-Leave Business Employee shall become eligible for coverage and benefits under all employee benefit plans or programs maintained by the Buyer or its Affiliates under the same terms and conditions that apply to other New Buyer Employees, effective as of such date of return and with service credit under Section 9.3(b) as though it referred to his or her date of return rather than the Closing Date.

9.2 Cessation of Employee Benefit Plan Participation. Except as otherwise required by applicable law, the New Buyer Employees shall cease to participate in or accrue further benefits as active employees of the Seller or the Canadian Subsidiary under the Employee Benefit Plans effective as of the Closing Date (or, in the case of any On-Leave Business Employee who becomes a New Buyer Employee, such later date as of which such employee becomes a New Buyer Employee).

Confidential Treatment Requested

9.3 Compensation; Employee Benefits; Severance Plans.

(a) The Seller and its Affiliates will retain, bear and discharge all liabilities for any accrued compensation, unused accrued vacation and other paid time off, “stay-pay,” and other accrued benefits (other than commissions and the 2013 annual incentive award payments) payable with respect to Seller Business Employees, applicable as of periods of service with the Seller or the Canadian Subsidiary, as the case may be, as of the Closing Date. The Buyer will assume, bear, and discharge all liabilities with respect to commissions and 2013 annual incentive award payments that are accrued but unpaid as of the Closing Date or that, with respect to the period in 2013 following the Closing Date, will continue to accrue, other than any commission payments due to be paid by the Seller or its Affiliates on or before the Closing Date.

(b) The Buyer will take into account periods of service of the New Buyer Employees with the Seller and its Affiliates through the Closing Date, as credited by the Seller or its Affiliates through the Closing Date under the Business Benefit Plans, for purposes of determining, as applicable, the eligibility of New Buyer Employees for participation in and vesting under (but not for benefit accrual) the employee benefit plans offered by the Buyer or any of its Affiliates to the New Buyer Employees, including vacation plans or arrangements, 401(k) or other retirement savings plans and any severance or welfare plans, and the New Buyer Employee shall receive service credit for purposes of benefits levels under the vacation/paid time off and severance plans of Buyer and its Affiliates based on such prior service.

(c) The Buyer shall cause the insurance carriers and administrators under the group health plans of the Buyer and its Affiliates to (i) waive any limitation on health coverage of New Buyer Employees due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health plan of the Buyer or any of its Affiliates to the extent such New Buyer Employees are currently covered under a health plan of the Seller or its Affiliates (including the Canadian Subsidiary) and (ii) to credit any expenses incurred by the New Buyer Employees and their beneficiaries or dependents under similar plans of the Seller or any of its Affiliates (including the Canadian Subsidiary) during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses or any like or similar expenses or costs.

(d) If the Buyer or its Affiliates terminates the employment of a Transitional New Buyer Employee, a Non-Transitional New Buyer Employee or a Specified Employee at any time after the Closing Date and on or prior to the Severance Outside Date without cause, the Buyer shall provide such Transitional New Buyer Employee, Non-Transitional New Buyer Employee or Specified Employee, as applicable, that executes and delivers a fully enforceable release of any and all claims against the Buyer and its Affiliates, as well as Seller and its Affiliates as an additional released party, with a cash severance payment in an amount equal to the greatest of (i) the cash payment provided under the Buyer’s severance plan, policy, practice, or arrangement as may be in effect, (ii) the cash payment provided under any applicable Business Benefit Plan that is a severance plan, policy, practice, or arrangement or any other agreement entitling such employee to severance as in effect as of the date of this Agreement and as set forth in Schedule 9.3(d), and (iii) the cash payment otherwise required to be provided pursuant to local law, in the case of each of clauses (i) and (ii), taking into account such employee’s aggregate

Confidential Treatment Requested

periods of services with the Seller and its Affiliates and the Buyer and its Affiliates and, in the case of clause (iii), the periods of service as may be required by local law. The Seller or one of its Affiliates shall reimburse the Buyer and its Affiliates for such cash severance payments made by the Buyer or one of its Affiliates with respect to each such terminated New Buyer Employee (other than any Specified Employee) if the sum of (x) total number of New Buyer Employees who remain employed by the Buyer or one of its Affiliates immediately after the Severance Outside Date (the “Remaining Employees”) plus (y) the total number of New Buyer Employees who are terminated by Buyer or one of its Affiliates for cause on or prior to the Severance Outside Date or who voluntarily terminate employment with the Buyer or one of its Affiliates on or prior to the Severance Outside Date (and in each case are not entitled to severance on or prior to the Severance Outside Date under this Section 9.3(d)) (the “Non-Severance Terminated Employees”) is equal to, or exceeds, [***]. If the sum of (I) the Remaining Employees plus (II) the Non-Severance Terminated Employees is less than [***], the Buyer shall retain all liability for severance costs and expenses for the number of such terminated New Buyer Employees that is equal to (AA) [***] minus (BB) the sum of the Remaining Employees and the Non-Severance Terminated Employees, and the Seller shall reimburse the Buyer and its Affiliates for any and all cash severance payments made by the Buyer and its Affiliates to all such other terminated New Buyer Employees; provided that the Buyer, in such case, shall be permitted in its sole discretion to designate the terminated New Buyer Employees (other than any Specified Employee) for whom the Seller or its Affiliates shall provide reimbursement to Buyer or its Affiliates of cash severance payments. The Buyer shall provide the Seller with written notice of the making of any such severance payment to any such employee and the Seller or its Affiliates shall provide such reimbursement to the Buyer or its applicable Affiliates, as the case may be, within five (5) Business Days after receipt from the Buyer of such notice. The severance benefits, if any, to be provided by the Buyer and its Affiliates to any New Buyer Employee during the period following the Severance Outside Date shall be determined by the Buyer in its sole discretion.

9.4 Employment Related Liabilities.

(a) Except as otherwise provided in Section 9.3(a) or (d) or this Section 9.4(a) of the Agreement, the Seller and its Affiliates shall solely be responsible for and shall pay any and all liabilities or expenses arising out of or related to the employment of each New Buyer Employee with respect to the period on or before the Closing Date, including any individual retention or bonus guarantee agreements with Seller Business Employees, which will remain the responsibility of Seller, and Buyer and its Affiliates shall solely be responsible for and shall pay any and all liabilities and expenses arising out of or related to the employment of each New Buyer Employee after the Closing Date. For the avoidance of doubt, and except as provided in this Section 9.4(a), the Seller and its Affiliates (including the Canadian Subsidiary) shall retain, bear and discharge all liabilities, including, without limitation, liabilities for severance benefits, with respect to each Seller Business Employee who does not become a New Buyer Employee. Buyer will use its reasonable best efforts to make offers of employment in compliance with applicable laws.

[***]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

(b) Nothing in this Agreement shall be construed to grant any employee any right to continued employment after the Closing Date or be construed to modify, amend or establish any benefit plan, program or arrangement. No provision of this Agreement (including, for the avoidance of doubt, Section 6.1(d)) shall create any third party beneficiary rights in any New Buyer Employee, Canadian Employee, or former employee of the Seller with respect to the Business or former employee of the Canadian Subsidiary in respect of continued employment (or resumed employment) or any other matter.

9.5 U.S. WARN Act. The Buyer agrees to provide any required notice under WARN and any other similar applicable law and to otherwise comply with any such law with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting employees and occurring on or after the Closing Date. The Buyer shall assume sole responsibility for any liabilities or obligations arising under WARN or other applicable law resulting from the actions (or inactions) of the Buyer or its Affiliates on or after the Closing Date or from the transactions contemplated hereby.

9.6 U.S. COBRA. The Seller and its Affiliates shall retain, bear and discharge all liabilities with respect to the provision of COBRA rights and benefits with respect to all qualifying events occurring on or prior to the Closing Date with respect to the Seller Business Employees and former employees of the Seller with respect to the Business (and, with respect to the On-Leave Business Employees, all qualifying events with respect to such employees occurring on or prior to the date of their termination from employment with the Seller and its Affiliates). The Buyer or its Affiliates shall have responsibility for any liabilities or obligations arising under COBRA or other similar applicable law with respect to the New Buyer Employees resulting from the actions (or inactions) of the Buyer or its Affiliates after the Closing Date.

9.7 Non-Solicitation.

(a) Except where such restrictions are prohibited by applicable law, from the Closing Date until the first (1st) anniversary of the Closing Date, none of the Buyer or any of its Affiliates shall (i) solicit any individual who was a Seller Business Employee on the date hereof or on the Closing Date and who was not a Scheduled Employee, to terminate his or her employment with the Seller (or any Affiliate of the Seller) or to become an employee of or consultant to the Buyer (or any Affiliate of the Buyer) or any other Person or (ii) hire or engage any individual who was such an employee on the date hereof or on the Closing Date (other than as provided in Section 9.1); provided, however, that the foregoing shall not restrict general soliciting activity not specifically targeted at the Seller or its Affiliates (including the placement of general advertisements in trade media and the engagement of search firms that are not instructed to target the Seller or its Affiliates) (provided that, for the avoidance of doubt, this proviso shall not be construed to permit the hiring of any Seller Business Employee that was not a Scheduled Employee).

(b) From the Closing Date until the first (1st) anniversary of the Closing Date, Seller shall not and shall cause each of its Affiliates not to (i) solicit any Specified Employee, to terminate his or her employment with the Buyer (or any Affiliate of the Buyer) or to become an employee of or consultant of the Seller (or any Affiliate of the Seller) or any other Person or (ii) hire or engage any Specified Employee.

Confidential Treatment Requested

ARTICLE X

OTHER POST-CLOSING COVENANTS AND LICENSES

10.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Following the Closing, each Party shall afford to the other Party and to such other Party’s Representatives (at reasonable times, during normal business hours, on reasonable prior written notice and in a manner so as not to interfere with the conduct of the applicable Party’s and its Affiliates’ business operations) (i) reasonable access and duplicating rights to all Information within the possession or control of such Party and (ii) reasonable access to the personnel of such Party who have knowledge of the Information or the Business; provided, however, that neither Party (nor its Representatives) shall be required (x) to provide any Information or access (A) that would violate the provisions of any applicable laws or regulations or any agreement to which it is a party or, in the case of Information, the sharing of which would legally require the consent of any third party (including any employee of such Party of any of its Affiliates), (B) that would cause the loss of a claim of privilege (including attorney-client and work product privileges) with respect thereto or (C) that would result in the disclosure of any information of such Party or any of its Affiliates unrelated to the Business (and such Party shall be permitted to redact any such information from any materials provided to the other Party or its Representatives) or (y) to provide any consolidated, combined, affiliated or unitary Tax Return that includes such Party or any of its Affiliates or any Tax-related work papers. Requests may be made under this Section 10.1(a) for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation, or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes. With respect to any Information, the Seller (i) shall not use, and shall cause its Representatives not to use, such Information for any purpose other than to confirm the accuracy of each Revenue Statement and (ii) shall, consistent with Section 10.1(e), keep all such Information confidential and not disclose such Information to any third party (other than its Representatives, each of whom shall not use such Information for any purpose other than to confirm the accuracy of each Revenue Statement).

(b) Preparation of the Financial Statements. Without limitation of the provisions of, and subject to the limitations and standards of reasonableness set forth in, Section 10.1(a), following the Closing, (i) the Buyer shall provide to the Seller all information relating to the Business prior to the Closing that is reasonably requested by the Seller for the preparation of the financial statements of the Seller and its Affiliates and (ii) the Seller shall provide to the Buyer all financial and accounting information relating the Business prior to the Closing that is reasonably requested by the Buyer for the preparation of the financial statements of the Buyer required to be included in any periodic reports on Forms 10-K and 10-Q, any Current Report on Form 8-K (including the financial statements required by Rule 3-05 of Regulation S-X in respect of the Business) and any registration statement to be filed with the SEC. In connection with the preparation of such financial statements, upon the reasonable request of the either Party, the requested Party shall provide the requesting Party (and its independent auditors) with reasonable access to the books, accounts and records relating to the Business prior to the Closing.

Confidential Treatment Requested

(c) Reimbursement. A Party making Information or personnel available to the other Party under Section 10.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.

(d) Retention of Records. Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use commercially reasonable efforts to preserve, until seven (7) years after the Closing Date, all Information in its possession or control that relates to the period prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party, and if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time. From the Closing Date until the termination of the MAPSA Subcontracting Agreement the Buyer agrees to maintain true and accurate books and records relating to the subject matter of the performance of its obligations under such agreement, which it shall make available to the Seller pursuant to this Section 10.1.

(e) Confidentiality. From and after the Closing, each Party shall keep confidential, and shall cause its Representatives to keep confidential, all of the other Party’s Proprietary Information (except to the extent that such Proprietary Information (i) is or becomes generally available to the public other than as a result of any disclosure directly or indirectly by the receiving Party or its Representatives, (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party by the other Party or the other Party’s Representatives or (iii) is or becomes available on a non-confidential basis to the receiving Party from a Person other than the disclosing Party, provided that, the receiving Party reasonably believes that the source of such Proprietary Information was not prohibited from disclosing such Proprietary Information to it by a legal, contractual, fiduciary or other obligation to the disclosing Party or any of its Representatives or to any other Person), and the receiving Party shall not (and shall cause its Representatives not to) use such Proprietary Information for purposes of trading securities, for competitive purposes or to obtain commercial advantage with respect to the disclosing Party. If a receiving Party or one of its Representatives is required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose such Proprietary Information, the receiving Party or its Representative, as applicable, shall provide the disclosing Party with prompt notice of such requirement in order to enable the disclosing Party to seek an appropriate protective order or other remedy, to consult with the receiving Party or its Representative, as applicable, with respect to taking steps to resist or narrow the scope of such requirement, or to waive compliance, in whole or in part, with the terms of this Section 10.1(e). In the event that such protective order or other remedy is not obtained or the disclosing Party waives compliance with the terms of this Section 10.1(e), the receiving Party or its Representatives, as the case may be, shall disclose only that portion of the Proprietary Information which, in the opinion of its counsel, is legally required to be disclosed. In any such event, the receiving Party will use its reasonable best efforts to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. For purposes of this Section 10.1, the Seller shall be deemed to be a “receiving Party” of all Business information.

Confidential Treatment Requested

10.2 Trademarks and Tradenames.

(a) Subject to the occurrence of the Closing, during the ninety- (90-) day period commencing on the Closing Date (the “Transition Trademark Period”), the Buyer may use the Trademarks Prudential, the Prudential logo and the Rock design (the “Licensed Marks”), solely to the extent utilized by the Business in electronic or written materials immediately prior to the Closing, and solely (i) to use and distribute such materials, and/or (ii) to disclose that the Business was formerly associated with the Seller. The Buyer shall comply with such other reasonable requests as are made by the Seller or any of its Affiliates to enable the Seller and its Affiliates to maintain and preserve the validity and enforceability of such trademarks and the goodwill associated therewith. The Buyer agrees to display, within five (5) days of the Closing until the end of the Transition Trademark Period, on each page of its public-facing website and on any materials bearing the Seller’s or any of its Affiliates’ trademarks distributed after the Closing, the following statement (the “Non-Affiliation Statement”): “All Prudential trademarks and logos are used under license. Envestnet is not affiliated with The Prudential Insurance Company of America or with Prudential Financial, Inc.” The Buyer acknowledges that the Licensed Marks and all rights therein and thereto and the goodwill pertaining thereto belong exclusively to the Seller and its Affiliates and agrees that it has no right, title or interest, express or implied, in and to the Licensed Marks, except as specifically provided in this Agreement. Any and all goodwill generated by the Buyer’s use of the Licensed Marks or associated therewith shall inure solely to the benefit of The Prudential Insurance Company of America. Except as otherwise provided in this Section 10.2, the Buyer shall have no rights to use any Retained Marks and will not hold itself out as having any affiliations with the Seller or any of its Affiliates. During and after the Transition Trademark Period, the Buyer shall use commercially reasonable efforts to ensure that there is no confusion regarding the Buyer’s lack of affiliation with the Seller or the Seller’s Affiliates and/or, if any such confusion occurs, to promptly remediate such confusion and the causes thereof; provided that, the Buyer’s display of the Non-Affiliation Statement as noted above, during or after the Transition Trademark Period, shall constitute commercially reasonable efforts to ensure there is no such confusion.

(b) Subject to the occurrence of the Closing, during the two- (2-) year period commencing on the Closing Date, the Seller and its Affiliates will not use the phrase “Wealth Management Solutions” to denote the name or brand of any product or service competitive with those being offered by the Business on the Closing Date; provided that (x) nothing in this Section 10.2(b) shall limit the Seller’s and its Affiliates’ rights to utilize any other phrase or any portion of such phrase, including “Wealth Management”, “Wealth Solutions” and “Management Solutions”, and (y) Seller and its Affiliates may utilize the phrase “Wealth Management Solutions” to generically describe the attributes of any of their products or services that provide wealth management solutions.

10.3 License Back. The Buyer hereby grants to the Seller and each of its Affiliates and their respective successors and assigns a perpetual, irrevocable, non-terminable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicenseable to Affiliates, customers, end users and contractors (provided that such customers, end users and contractors are not licensed to use the Licensed Software for any purpose other than for its intended use to provide services or to process business of the Seller or the applicable Affiliate), and non-transferable (except that the Seller and each of its Affiliates may transfer, as limited by the proviso to this parenthetical, the

Confidential Treatment Requested

foregoing rights and licenses to a Person in connection with sales or divestitures of a business using the Licensed Software, or mergers, reorganizations, consolidations or other change-in-control transactions; provided that the transferee’s license shall be no broader than that of the transferor) right and license, effective as of the Closing Date, in, to and under the Licensed Software for the continued use in the respective businesses of the Seller and/or any of its Affiliates (other than in the field of the Business ) as of or prior to the Closing Date, including the right to use, reproduce, create derivative works of, perform and display the Licensed Software. Any transfer made in violation of the foregoing shall be void and of no legal force and effect. The Buyer and its Affiliates are not obligated to provide support to the Seller or any of its Affiliates for the Licensed Software or provide the Seller or any of its Affiliates with any modifications, updates or upgrades to or any maintenance or other services for the Licensed Software. THE LICENSED SOFTWARE LICENSED PURSUANT TO THIS SECTION 10.3 IS FURNISHED “AS IS” AND WITH ALL FAULTS AND BUYER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE LICENSED SOFTWARE, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE. ADEQUACY, UNINTERRUPTED OR ERROR-FREE PERFORMANCE, OR COMPLIANCE WITH ANY LAW. The Seller shall at all times treat Licensed Software as confidential information of the Buyer; provided, however, that the foregoing shall not limit the rights and licenses granted pursuant to this Section 10.3. For the purposes of this Section 10.3, “Licensed Software” means Software that was used in any of the Seller’s or its Affiliates’ systems, software or applications prior to the Closing Date (other than systems, software or applications used exclusively by the Business) as well as any immaterial portions of Software that may also have been included in any part of other software of the Seller or any of its Affiliates in an incidental manner, and the Intellectual Property rights of the Buyer and its Affiliates associated therewith.

10.4 Accounts Receivable and Accounts Payable.

(a) Each Party agrees that it shall forward promptly to the other Party any monies, checks or instruments received by such Party after the Closing with respect to any accounts receivable to which the other Party is entitled to the benefit of hereunder. The Seller hereby authorizes the Buyer, following the Closing, to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable constituting Acquired Assets that were purchased by the Buyer pursuant hereto.

(b) In the event that, following the Closing (i) the Seller or its Affiliate inadvertently pays or discharges any trade payable that represented an Assumed Liability or (ii) the Buyer or its Affiliate inadvertently pays or discharges any trade payable that represented an Excluded Liability, in the case of clause (i) above, the Buyer shall, and in the case of clause (ii) above, the Seller shall, reimburse the other Party (or its Affiliate) for the amount so paid or discharged within ten (10) days of being presented with written evidence of such payment or discharge.

Confidential Treatment Requested

10.5 Deletion of Non-Transferred Software. The Buyer shall not use and shall cause each of its Affiliates not to use any third-party software loaded on the Equipment included in the Acquired Assets as of the Closing Date if such software is not included in the Acquired Assets or otherwise licensed to the Buyer. The Buyer shall, as soon as is reasonably practical, and in any event no later than forty-five (45) days following the Closing, delete all such software from any of the Equipment on which it is installed.

10.6 Brokers. Regardless of whether the Closing shall occur, (a) the Seller shall indemnify the Buyer and its Affiliates against, and hold the Buyer and its Affiliates harmless from, any liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by the Seller or its Affiliates in respect of the transactions contemplated by this Agreement and (b) the Buyer shall indemnify the Seller and its Affiliates against, and hold the Seller and its Affiliates harmless from, any liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by the Buyer or its Affiliates in respect of the transactions contemplated by this Agreement.

ARTICLE XI

DEFINITIONS

11.1 Defined Terms. For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Abbreviated Financial Statements” shall mean (a) (i) an audited statement of assets acquired and liabilities assumed and statement of revenues and direct operating expenses, in each case, with respect to the Business as of, and for each of the years ended, December 31, 2011 and December 31, 2012, together with associated notes to those financial statements, (ii) unaudited statements of assets acquired and liabilities assumed and statements of revenues and direct operating expenses, in each case, with respect to the Business as of, and for each of the quarters ended, March 31, 2012 and March 31, 2013, together with associated notes to those unaudited financial statements (and, if the Closing Date occurs on or after August 15, 2013, as of, and for each of the quarters ended, June 30, 2012 and June 30, 2013), in the case of clauses (i) and (ii), with such financial statements to be prepared in a manner consistent with the applicable methodologies set forth in Section 2.4(b) of the Disclosure Schedule, (iii) quarterly reviews prepared by the Seller’s independent auditor in respect of such independent auditor’s performance of the procedures specified by the PCAOB for a review of interim financial information as described in AU 722 with respect to the statements of assets acquired and liabilities assumed and statements of revenues and direct operating expenses described in the foregoing clause (ii) and (iv) to the extent the parties reasonably determine the same are required to be filed by the Buyer under Rule 3-05 of Regulation S-X, an audited statement of assets acquired and liabilities assumed and statement of revenues and direct operating expenses, in each case, with respect to the Business, as of, and for the year ended, December 31, 2010, together with associated notes to those financial statements, with such financial statements to be prepared consistent with the applicable methodologies set forth in Section 2.4(b) of the Disclosure Schedule or (b) (i) the Accepted Financial Statements, as of and for the years ended December 31, 2011 and December 31, 2012 and as of and for the quarters ended March 31, 2012 and March 31, 2013 and (ii) to the extent the parties reasonably determine the same are required to be filed by the Buyer under Rule 3-05 of Regulation S-X, the Accepted Financial Statement most comparable to a statement of income, for the year ended December 31, 2010.

Confidential Treatment Requested

“Accepted Financial Statements” such financial statements as the staff of the SEC may advise the Buyer it will not raise an objection to for purposes of Rule 3-05 of Regulation S-X; provided that such financial statements are no more expansive than the Full Financial Statements.

“Acquired Assets” shall mean the following assets:

(a) all accounts receivable and other receivables related exclusively to the Business, whether or not billed, as set forth on Schedule 1.1(a)(ii), as such Schedule shall be updated pursuant to Section 1.4(b);

(b) all Equipment set forth on Schedule 1.1(a)(iii);

(c) the Assigned Contracts, except as provided in Section 1.6;

(d) all Seller Intellectual Property; and

(e) all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related exclusively to the Business, in each case, to the extent related to any items set forth in this definition and subject to any restrictions imposed by applicable law.

“Acquired Assets Revenue” shall mean, for any Post-Closing Period, the amount calculated pursuant to the method set forth in Schedule 11.1. If the Buyer and the Buyer Subsidiaries do not continue the same invoicing practices used by the Business prior to the Closing, the amount of fees “invoiced” under the Acquired Sponsor Contracts and the Acquired Prospect Contracts for any period shall be calculated based on the amount of fees that would have been invoiced under the Acquired Sponsor Contracts or Acquired Prospect Contracts during such period had the Buyer and the Buyer Subsidiaries continued the same invoicing practices used by the Business prior to the Closing for invoicing under the Sponsor Contracts in existence on the date hereof.

“Acquired Prospect Contract” shall mean any contract (as the same may be amended, restated or otherwise modified, replaced or succeeded from time to time) for the provision of wealth management solutions services by the Business or any Successor to the Business that is entered into or otherwise executed prior to December 31, 2013 with any of the prospective customers of the Business set forth on Schedule 11.1(a).

“Acquired Sponsor Contract” shall mean, as applicable, (a) an Assigned Sponsor Contract (as the same may be amended, restated or otherwise modified from time to time), (b) the Pruco Contract (as the same may be amended, restated or otherwise modified from time to time) or (c) any successor or replacement contract to an Assigned Sponsor Contract with a Participating Sponsor that relates to the provision of wealth management solutions services substantially similar to the services provided under such Assigned Sponsor Contract by the Business or any Successor to the Business.

Confidential Treatment Requested

“Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities and Exchange Act of 1934.

“Affiliate Assets” shall mean (a) the personal computers and personal communications devices used immediately prior to the Closing by the New Buyer Employees and (b) the Seller Affiliate’s right title and interest in the Seller Owned Intellectual Property.

“Agreed Amount” shall mean, with respect to a claim for indemnification made hereunder, a portion, but not all, of the Claimed Amount.

“Ancillary Agreements” shall mean the agreements and instruments referred to in clauses (iii) through (x) in Section 1.4(c).

“Annualized Pruco Revenue” shall mean, for any Post-Closing Period, the amount calculated pursuant to the method set forth in Schedule 11.1. The amount of fees “invoiced” under the Pruco Contract for any period shall be calculated based on the amount of fees that would have been invoiced under the Pruco Contract during such period had the Buyer and the Buyer Subsidiaries continued the same invoicing practices used by the Business prior to the Closing for invoicing under the Sponsor Contracts in existence on the date hereof.

“Annualized Revenue” shall mean, for each Post-Closing Period, (a) the related Acquired Assets Revenue, multiplied by (b) four (4).

“Applicable Additional Purchase Price Payment” shall mean, for any Post-Closing Period, the amount set forth on line 4 of Schedule 11.1; provided, that if the Annualized Revenue relating to such Post-Closing Period is less than the amount set forth on line 5 of Schedule 11.1, such amount set forth on line 4 of Schedule 11.1 shall be reduced by $1.00 for every $1.00 in shortfall until the Applicable Additional Purchase Price Payment for such Post-Closing Period is reduced to zero.

“Applicable Excess Revenue Payment” shall mean, for the applicable Post-Closing Period the, the amount calculated pursuant to the method set forth in Schedule 11.1.

“Assets Under Administration” shall mean, as of any date of determination, for any Participating Sponsor, the sum amount of assets of such Participating Sponsor’s Participating Clients that are managed through the Business.

“Assigned Contracts” shall mean the contracts or agreements to which the Seller is party that are (i) Assigned Sponsor Contracts, (ii) Assigned Manager Contracts or (iii) listed in Schedule 1.1(a)(vi); provided that, for any such contracts listed on Schedule 1.1(a)(vi) that are specifically identified therein as not relating exclusively to the Business, only the portions of such contracts that relate to the Business and may be assigned shall be “Assigned Contracts” hereunder.

“Assigned Domain Names” shall mean the domain names listed under the heading “Domain Names” on Schedule 1.1(a)(i).

Confidential Treatment Requested

“Assigned Manager Contracts” shall mean (i) each Manager Contract listed in Schedule 1.1(a)(iv) for which consent has been obtained in accordance with Section 4.4 and (ii) each other contract similar to a Manager Contract for which the Buyer has agreed in writing to such contract becoming an Assigned Manager Contract pursuant to Section 4.2(c).

“Assigned Sponsor Contracts” shall mean (i) each Sponsor Contract listed in Schedule 1.1(a)(v) for which consent has been obtained in accordance with Section 4.4 and (ii) each other contract similar to a Sponsor Contract for which the Buyer has agreed in writing to such contract becoming an Assigned Sponsor Contract pursuant to Section 4.2(c).

“Assignment Requirements” shall mean, with respect to and Sponsor Contract, Manager Contract or other Assigned Contract, the necessary consents under applicable law or under such contract to effect the assignment and delegation or continuation of such contract in connection with the transactions contemplated by this Agreement.

“Assumed Liabilities” shall mean the following liabilities and obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due):

(a) all liabilities reflected on the Closing Net Asset Schedule;

(b) all liabilities and obligations arising under the Assigned Contracts to be satisfied or performed on or after the Closing, except (x) as the same may be limited pursuant to the subcontracting arrangements contemplated by Section 1.6 or (y) to the extent relating to any pre-Closing breach thereof;

(c) all liabilities and obligations arising from the operation of the Business or the ownership of the Acquired Assets on or after the Closing except to the extent (x) relating to any indemnification obligation of the Seller pursuant to Section 6.1 or (y) relating to any indemnification obligation of the Seller pursuant to any Ancillary Agreement;

(d) all liabilities and obligations in respect of employees or employee benefits that are assumed by the Buyer pursuant to ARTICLE IX; and

(e) all liabilities and obligations for any Taxes that have been apportioned to the Buyer pursuant to ARTICLE VII.

“Base Date” shall mean December 31, 2013.

“Base Purchase Price” shall mean $10 million.

“Business” shall mean the business of the Seller and its Affiliates known as Wealth Management Solutions, as conducted on the date hereof and as of the Closing Date, which consists of providing outsourced wealth management services to financial institutions, insurance companies and independent broker/dealer networks through a program under which asset managers provide asset management services to customers of such financial institutions, insurance companies and independent broker/dealer networks.

Confidential Treatment Requested

“Business Benefit Plan” shall mean any Employee Benefit Plan maintained by the Seller or any other Person (other than a Governmental Entity) for the benefit of Seller Business Employees (and their respective beneficiaries) other than any agreement excluded from Section 2.9(a) by clause (xi) thereunder.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York or Chicago, Illinois are permitted or required by law, executive order or governmental decree to remain closed.

“Business Material Adverse Effect” shall mean any change, event, occurrence, state of facts or effect that (a) is materially adverse to the business, financial condition or results of operations of the Business, taken as a whole, or (b) materially impairs the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following (or the results thereof) shall be considered in determining whether a “Business Material Adverse Effect” shall have occurred: (i) any changes in law or accounting standards or interpretations thereof applicable to the Business, (ii) any changes in general political, economic, regulatory or business conditions (including acts of war, declared or undeclared, armed hostilities, sabotage and terrorism), or in financial, securities or other market conditions generally, including changes in interest rates or exchange rates, whether globally, in the United States or in Canada, (iii) any changes generally affecting any industry in which the Business operates, (iv) any changes resulting from or arising out of natural disasters, (v) any changes arising out of the negotiation, execution, announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, to the extent the same relate to the identity of, or the effects of any facts or circumstances relating to, the Buyer, (vi) so long as the condition set forth in Section 5.1(b) has been satisfied, any changes arising out of any failure to retain Participating Sponsors or Participating Managers, (vii) any changes resulting from actions permitted to be taken or omitted (A) under Section 4.2 or (B) otherwise with the Buyer’s express written consent or (viii) any changes arising solely as the result of any failure of the Business to meet any estimates of revenues or earnings for any period ending on or after the date hereof.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a), (b) and (c) of Section 5.3 is satisfied.

“Buyer Fundamental Representations” shall mean the representations and warranties of the Buyer contained in Sections 3.1 and 3.2.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

“Buyer Subsidiary” shall mean any direct or indirect subsidiary of the Buyer.

“Canadian Assigned Manager Contract” shall mean each Canadian Manager Contract for which consent has been obtained in accordance with Section 4.4.

“Canadian Employees” shall mean the employees of the Canadian Subsidiary, each of whom, as of the date of this Agreement, is identified on Schedule 9.1(a) as a Canadian Employee.

Confidential Treatment Requested

“Canadian Manager Contract” shall mean each Manager Contract listed in Schedule 1.1(a)(vi) identified therein as a “Canadian Manager Contract”.

“Canadian Subsidiary” shall mean Prudential Investments Wealth Management Solutions of Canada Ltd.

“Claim Notice” shall mean a written notice that contains (i) a statement that the Indemnified Party is entitled to indemnification under ARTICLE VI and a reasonable explanation of the basis therefor, (ii) a description and a good faith estimate of the Claimed Amount of any Damages incurred by the Indemnified Party, if then determinable and (iii) a demand for payment of Damages related thereto.

“Claimed Amount” shall mean the amount of any Damages claimed by an Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement and shall be deemed effective as of 11:59 p.m. on the Closing Date.

“Closing Adjustment Amount” shall mean an amount equal to (i) the aggregate sum of the liabilities reflected on the Closing Net Asset Schedule minus (ii) the aggregate sum of the assets reflected on the Closing Net Asset Schedule (it being understood that if the aggregate sum of the assets reflected on the Closing Net Asset Schedule exceeds the aggregate sum of the liabilities reflected on the Closing Net Asset Schedule, the Closing Adjustment Amount shall be a negative number). An example of the calculation of the Closing Adjustment Amount as if the Closing shall have occurred as of June 30, 2013 is set forth in Exhibit A.

“Closing Date” shall mean, unless otherwise agreed by the Parties, the last calendar day of the month in which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived.

“Closing Net Asset Schedule” shall mean a statement setting forth the balances of each of the specific categories of assets and liabilities of the Business set forth on Exhibit A as of the end of the Closing Date, which statement shall be prepared consistent with the principles described on Exhibit A. For the avoidance of doubt, the Parties acknowledge that not all of the Acquired Assets or Assumed Liabilities will be reflected on the Closing Net Asset Schedule.

“Closing Revenue Run-Rate” shall mean the aggregate Continuing Revenue Run-Rate for all Continuing Sponsors as of immediately prior to the Closing Date.

“Closing Run-Rate Percentage” shall mean the fraction (expressed as a percentage), the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Revenue Run-Rate.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall mean the Internal Revenue Code of 1986.

Confidential Treatment Requested

“Confidentiality Agreement” shall mean the confidentiality letter agreement dated January 30, 2013 between the Buyer and Prudential Financial, Inc.

“Continuing Assets Under Administration” shall mean, as of any date of determination, for any Continuing Sponsor, the sum amount of assets of such Continuing Sponsor’s Participating Clients that are managed through the Business.

“Continuing Revenue Run-Rate” shall mean, with respect to a Continuing Sponsor as of any date of determination, the product of the Continuing Assets Under Administration with respect to such Continuing Sponsor, multiplied by the applicable Fee rates for such Continuing Sponsor as of such date of determination (calculated in a manner consistent with the Revenue Run-Rate reflected in Section 2.18 of the Disclosure Schedule).

“Continuing Sponsor” shall mean (i) any Participating Sponsor that has consented to the assignment of its Sponsor Contract to the Buyer and (ii) Pruco.

“Damages” shall mean any and all liabilities, monetary damages, fines, fees, penalties, costs and expenses (including reasonable attorneys’ fees and expenses), in each case, other than damages or other amounts that are consequential; in the nature of lost profits, lost revenues or lost opportunities or opportunity costs; based upon a multiple of earnings or similar financial measure, the loss of anticipated savings, claims or customer or business interruptions; special; incidental; exemplary; indirect or punitive, in each case, whether or not advised of the possibility of such damages, except (x) to the extent the same are required to be paid to a third-party pursuant to a third-party claim or (y) to the extent the Damages being measured relate to an Assigned Sponsor Contract, lost revenues directly attributable to such Assigned Sponsor Contract may be included in the determination of Damages relating thereto.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof; provided that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by the Seller that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Business Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any law, permit or contract or other topic to which such disclosure is applicable, nor shall it establish a standard of materiality for any purpose whatsoever.

“Employee Benefit Plan” shall mean (a) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), (b) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), (c) any other plan, agreement, program, policy or arrangement providing vacation or other paid time off benefits, severance benefits, sales or other commissions, change in control benefits, stay incentive benefits, disability or other welfare-type benefits, retirement benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement or other post-employment compensation, or flexible spending or other fringe benefits, and (d) any employment, consulting, services, termination, and severance plan, agreement or arrangement, in the case of (a)-(d),

Confidential Treatment Requested

maintained or contributed to by the Seller, the Canadian Subsidiary or any of its or their ERISA Affiliates, to which the Seller, the Canadian Subsidiary or any of its or their ERISA Affiliates has an obligation to contribute, or with respect to which the Seller, the Canadian Subsidiary or any of its or their ERISA Affiliates otherwise has any liability or contingent liability, whether or not funded and whether or not terminated.

“Equipment” shall mean computers (including personal computers), furniture, fixtures, telecommunications, and other equipment and other interests in tangible personal property, excluding in all cases any Intellectual Property covering, embodied in or connected to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that is, on the date hereof, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller or the Canadian Subsidiary.

“Excluded Assets” shall mean all assets, properties and rights of the Seller and its Affiliates that are not Acquired Assets, including:

(a) all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

(b) all rights to insurance claims, related refunds and proceeds arising from or related to the Excluded Assets and Excluded Liabilities;

(c) all rights that accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Agreements;

(d) all Tax refunds or credits and Tax deposits of the Seller and its Affiliates;

(e) all Tax books and records and Tax Returns;

(f) all Intellectual Property rights other than the Seller Intellectual Property;

(g) all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing relating to the items set forth in this definition or to any Excluded Liabilities;

(h) the minute books, stock ledgers, charter documents, member interest record books, financial records and other books and records as pertain to the organization, existence or capitalization of the Seller and its Affiliates (other than the Canadian Subsidiary);

Confidential Treatment Requested

(i) all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related to any Excluded Assets or Excluded Liabilities and all personnel records;

(j) any assets used primarily for the purpose of providing Overhead and Shared Services and, other than as provided in the Transition Services Agreement or the Gateway Sublease Agreement, any rights of the Business to receive from the Seller or any of its Affiliates any Overhead and Shared Services;

(k) all Intellectual Property rights relating to the marks “Pru”, “Prudential”, the Prudential logo, the Rock design and all other Trademarks owned by The Prudential Insurance Company of America (or any of its Affiliates) or any variation of the foregoing, together with all goodwill associated with such Trademarks, including the right to use the name “Pru” or “Prudential” in any format and (ii) all Intellectual Property rights relating to websites owned by The Prudential Insurance Company of America (or any of its Affiliates), except for the Assigned Domain Names;

(l) other than to the extent the same specifically constitute Acquired Assets, any computer software systems that are a part of the systems of Prudential Financial, Inc. or any of its Affiliates (including the Seller) or that are under a license agreement to Prudential Financial, Inc. or any of its Affiliates (including the Seller);

(m) all stock or other equity interests in any Person;

(n) all qualifications to do business as a foreign company and arrangements with registered agents relating to foreign qualifications; and

(o) all assets, properties or rights listed on, or arising under any contracts or agreements listed on Schedule 1.1(b).

“Excluded Liabilities” shall mean all liabilities and obligations of the Seller that are not Assumed Liabilities, including:

(a) other than those liabilities and obligations arising under the Assigned Contracts to be satisfied or performed on or after the Closing that do not relate to any pre-Closing breach thereof, all liabilities and obligations arising from the operation of the Business or ownership of the Acquired Assets prior to the Closing;

(b) all liabilities and obligations arising from the operation or ownership of the Canadian Subsidiary prior to the Closing;

(c) all Taxes, except to the extent apportioned to the Buyer pursuant to ARTICLE VII, (i) imposed with respect to the Business or the Acquired Assets for any taxable period ending on or prior to the Closing Date; (ii) with respect to the Excluded Assets; (iii) of the Seller (including all liabilities and obligations for any Taxes that have been apportioned to the Seller pursuant to ARTICLE VII); and (iv) of another Person for which the Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law) as a transferee or successor, by contract or pursuant to any law, rule or regulation;

Confidential Treatment Requested

(d) all liabilities and obligations of the Seller in respect of employees or employee benefits retained by the Seller pursuant to ARTICLE IX, including all liabilities under or with respect to the Employee Benefit Plans;

(e) all liabilities and obligations of the Seller under this Agreement and the Ancillary Agreements; and

(f) except as otherwise specifically provided herein, all liabilities and obligations of the Seller for costs and expenses incurred in connection with this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including any fees for financial advisors engaged by or on behalf of the Seller).

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Fees” shall mean all fees payable by a Participating Sponsor to the Seller pursuant to such Participating Sponsor’s Sponsor Contract (after giving effect to, and taking into account, any amounts owing to or to be collected for the account of Participating Managers).

“Final Adjusted Purchase Price” shall mean an amount equal to (i) the Base Purchase Price minus (ii) the Closing Adjustment Amount.

“Final Payment Date” means such time as the Buyer has made each payment, if any, to the Seller of the Applicable Additional Purchase Price Payments and Applicable Excess Revenue Payments under Section 1.2(c)(ii).

“First Post-Closing Period” shall mean the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

“Full Financial Statements” shall mean (i) an audited unconsolidated balance sheet, statement of income, statement of stockholders’ equity and statement of cash flows for the Business as of, and for each of the years ended, December 31, 2011 and December 30, 2012, together with associated notes to those financial statements, (ii) an unaudited unconsolidated balance sheet, statement of income, statement of stockholders’ equity and statement of cash flows for the Business as of, and for each of the quarters ended, March 31, 2012 and March 31, 2013, together with associated notes to those unaudited financial statements (and, if the Closing Date occurs on or after August 15, 2013, as of, and for each of the quarters ended, June 30, 2012 and June 30, 2013), in the case of each of clauses (i) and (ii), with such financial statements to be prepared in a manner consistent with the applicable methodologies set forth in Section 2.4(b) of the Disclosure Schedule, (iii) quarterly reviews prepared by the Seller’s independent auditor in respect of such independent auditor’s performance of the procedures specified by the PCAOB for a review of interim financial information as described in AU 722 with respect to the financial statements described in the foregoing clause (ii) and (iv) to the extent the parties reasonably

Confidential Treatment Requested

determine the same are required to be filed by the Buyer under Rule 3-05 of Regulation S-X, an audited statement of income, statement of stockholders’ equity and statement of cash flows for the Business for the year ended December 31, 2010, together with the associated notes to those audited financial statements, with such financial statements to be prepared in a manner consistent with the applicable methodologies set forth in Section 2.4(b) of the Disclosure Schedule.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory (including any self-regulatory) authority, organization or agency.

“Income Taxes” shall mean any taxes imposed upon or measured by net income.

“Indemnified Party” shall mean, with respect to any claim for indemnification hereunder, the applicable Party seeking indemnification under ARTICLE VI.

“Indemnifying Party” shall mean, with respect to any claim for indemnification hereunder, the applicable Party from whom indemnification is sought by the Indemnified Party.

“Information” shall mean all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (a) if requested by the Seller, (i) to the extent relating to the Business prior to the Closing, (ii) to the extent relating to the Business following the Closing and the Buyer’s performance of its obligations under the MAPSA Subcontracting Agreement or (iii) as contemplated by Section 1.2(e) or 10.1(b), or (b) if requested by the Buyer, to the extent relating to the Business; provided, however, that personnel records shall not constitute “Information”.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a) Patent Rights;

(b) Trademarks and all goodwill in Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) Know How; and

(e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” shall mean Patent Rights, registered Trademarks, registered copyrights and designs, and applications for each of the foregoing.

“Know How” shall mean inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice.

Confidential Treatment Requested

“Leased Real Property” shall mean the real property leased by the Seller Affiliate located at Three Gateway Center, Newark, New Jersey 07102, including the thirteenth (13th) floor of the building located at such address.

“Liens” shall mean any pledge, lien, charge, mortgage, claim, encumbrance or security interest of any kind or nature.

“Lost Pruco Revenue” shall mean (a) if, prior to the end of the applicable Post Closing Period (including, for the avoidance of doubt, during any prior Post-Closing Period), Pruco has delivered a Pruco Termination Notice, an amount equal to the Annualized Pruco Revenue at the time the Pruco Termination Notice is delivered and, (b) in all other cases, zero.

“Manager Contract” shall mean each contract between the Seller, on the one hand, and a Participating Manager, on the other hand, listed in Schedule 1.1(a)(iv).

“New Buyer Employee” shall mean each Scheduled Employee who accepts an offer of employment from the Buyer.

“Non-Consenting Canadian Manager” shall mean each Participating Manager, if any, that has not consented to the assignment of its Canadian Assigned Manager Contract to the Buyer prior to the Closing.

“Non-Consenting Sponsor” shall mean each Participating Sponsor, if any, that has not consented to the assignment of its Assigned Sponsor Contract to the Buyer prior to the Closing.

“Non-Transitional New Buyer Employees” shall mean the employees identified on Schedule 9.3(d)(i), in each case, that become New Buyer Employees.

“Outside Date” shall mean September 30, 2013.

“Overhead and Shared Services” shall mean ancillary corporate or shared services provided to or in support of the Business that are general corporate or other overhead services or provided to both the Business and other businesses of the Seller, including access to hardware and software related to research and development services, software development services provided by information technology consultants, travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer hardware and software services, fleet services, energy/utilities services, treasury services, public relations, legal and risk management services (including workers’ compensation), payroll services, information technology and telecommunications services, consolidation and technical accounting, tax services, internal audit services, employee benefits services, credit, collections and accounts payable services, logistics services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software used in connection therewith, including those services that are set forth on Schedule 11.1(b).

Confidential Treatment Requested

“Participating Clients” shall mean, as of any date of determination, with respect to each Participating Sponsor, such Participating Sponsor’s clients whose assets are managed through the Business.

“Participating Manager” shall mean, as of any date of determination, a manager or sub-advisor that is participating in the Business as of such date, with such participation being evidenced by the existence of a Master Manager Agreement or a Master MSP Sub-Advisor Agreement with the Seller as of such date.

“Participating Sponsor” shall mean, as of any date of determination, a financial institution, insurance company, independent broker/dealer network or other third party that is participating in the Business as of such date, with such participation being evidenced by the existence of a Managed Account Program Service Agreement with the Seller as of such date.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all licenses, permits, franchises or authorizations issued by any Governmental Entity to the Seller relating exclusively to the Business.

“Permitted Lien” shall mean (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other Liens which have arisen in the ordinary course of business; (ii) Liens for Taxes that are not yet due and payable or that are being contested in good faith; (iii) Liens which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate, as used on the date hereof; (iv) Liens under Intellectual Property contracts; and (v) Liens discharged at or prior to the Closing.

“Person” shall mean any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity or other entity.

“Personal Information” means: (x) any information that (i) identifies an individual (by name, signature, address, telephone number or other unique identifier), or (ii) that can be used to authenticate that individual (including passwords or PINs, biometric data, unique identification numbers, answers to security questions, or other personal identifiers).

“Post-Closing Consent Period” shall mean the 90-day period beginning on the Closing Date.

“Post-Closing Payments” means, collectively, the Applicable Additional Purchase Price Payments and Applicable Excess Revenue Payments.

“Post-Closing Period” shall mean each of the First Post-Closing Period, the Second Post-Closing Period and the Third Post-Closing Period.

Confidential Treatment Requested

“Privacy Law” shall mean any federal, state, local, municipal, foreign, international, multinational or other statute, law, order, decree, constitution, rule, regulation, ordinance, principle of common law, treaty or other law relating to the collection, processing, storage, use, disclosure, loss, access, transfer or security and safeguarding of Personal Information, or relating to notices, consents, sharing, opt-out rights, disclosure to parties other than the party that collected the Personal Information. Notwithstanding the foregoing, the Health Insurance Portability and Accountability Act, and any other federal, state, local, municipal, foreign, international, multinational or other statute, law, order, decree, constitution, rule, regulation, ordinance, dealing with personal health information or protected health information shall not be considered a Privacy Law.

“Proprietary Information” shall mean, (i) with respect to the Seller, all Information provided by or on behalf of the Seller hereunder and all other information that does not relate to the Business, the Acquired Assets or the Affiliate Assets and was provided by or on behalf of the Seller under the Confidentiality Agreement, including any analyses, compilations, forecasts, studies, summaries, notes, reports, memoranda, interpretations, data and other documents and materials, and (ii) with respect to the Buyer, all Information provided by or on behalf of the Buyer hereunder and all other information in the Seller’s or its Affiliates’ possession to the extent relating to the Business, the Acquired Assets or the Affiliate Assets, including any analyses, compilations, forecasts, studies, summaries, notes, reports, memoranda, interpretations, data and other documents and materials.

“Pruco” shall mean Pruco Securities, LLC.

“Pruco Contract” shall mean the contract entered into by Pruco and the Buyer at closing in the form attached hereto as Exhibit G-1, as such contract may be amended, restated or otherwise modified, succeeded or replaced from time to time.

“Pruco Termination Notice” shall mean a notice given by Pruco to the applicable counterparty to the Pruco Contract declaring Pruco’s intention to terminate the Pruco Contract other than pursuant to Section V.B.(1).(y) or (z) thereof; provided that, any such notice shall be deemed not to be a Pruco Termination Notice if Pruco and the Buyer or the applicable Buyer Subsidiary or Successor to the Business have separately provided for a successor or replacement contract to the Pruco Contract.

“Purchase Price” shall mean, as of any date of determination, an amount equal to the sum of (a) the Final Adjusted Purchase Price plus (b) to the extent the same have been paid hereunder, the aggregate amount of Applicable Additional Purchase Price Payments.

“Regulation S-X” shall mean Regulation S-X under the Securities Exchange Act of 1934.

“Representatives” shall mean, with respect to each Party, its Affiliates and its and their respective directors, officers, managers, employees, controlling Persons, investment bankers, advisors, accountants, consultants, counsel and other designated representatives and agents.

“Required Financial Statements” shall mean, (a) in the event the Requested Relief is provided by the SEC prior to the Closing, the Abbreviated Financial Statements and (b) in the event the Requested Relief is not provided by the SEC prior to the Closing, the Full Financial Statements.

Confidential Treatment Requested

“Resolved But Unsatisfied Claim” shall mean a claim by the Buyer for indemnification pursuant to ARTICLE VI, which (A) has been agreed to in writing by the Buyer and the Seller or (B) has been determined by a court of competent jurisdiction in a final, non-appealable order, but, in each case, only to the extent such claim remains unsatisfied by the Seller and its Affiliates within two (2) Business Days of such claim becoming so agreed or otherwise resolved.

“Retained Marks” shall mean any Trademarks of the Seller or one of its Affiliates or any contraction, abbreviation or simulation thereof.

“Revenue Run-Rate” shall mean, with respect to a Participating Sponsor as of any date of determination, on an annualized basis, (a) the Assets Under Administration with respect to such Participating Sponsor, multiplied by (b) the applicable Fee rates for such Participating Sponsor as of such date of determination.

“Scheduled Employees” shall mean (i) the Seller Business Employees as selected by the Buyer and identified as such by the Buyer on Schedule 9.1(b) on the date of this Agreement and (ii) the Canadian Employees.

“Schedules” shall mean the schedules provided by the Seller to the Buyer on the date hereof and that are attached to this Agreement.

“Second Post-Closing Period” shall mean the period beginning on the day after first anniversary of the Closing Date and ending on the second anniversary of the Closing Date.

“Seller Affiliate” shall mean The Prudential Insurance Company of America.

“Seller Business Employees” shall mean all employees of the Seller and the Canadian Subsidiary exclusively or primarily engaged in the Business as of the date hereof and listed on Schedule 9.1(a).

“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a), (b), (c) and (h) of Section 5.2 is satisfied.

“Seller Fundamental Representations” shall mean the representations and warranties of the Seller contained in Sections 2.1, 2.2 and 2.6(a) (with respect to all Acquired Assets, tangible and intangible) and the representations and warranties of Seller Affiliate contained in Sections 3 and 5 of the Affiliate Bill of Sale.

“Seller Intellectual Property” shall mean the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” shall mean third party software components licensed to Seller from a third party for use in connection with the Software.

Confidential Treatment Requested

“Seller Owned Intellectual Property” shall mean the Software, the Assigned Domain Names, all Know How and documentation exclusively used in the Business, and all rights to sue for past infringement or misappropriation of the foregoing.

“Severance Outside Date” shall mean the date that is the later of (a) the date that is one (1) year following the Closing Date and (b) the earlier of (x) the date that is the last day on which services are provided by the Seller under the Transition Services Agreement and (y) unless otherwise agreed in writing by the parties, the date that is two (2) years following the Closing Date.

“Software” shall mean the computer software product and service offering set forth under the heading “Software” in Schedule 1.1(a)(i), whether in source code, interpreted code or object code form, excluding, for the avoidance of doubt, the Seller Licensed Intellectual Property.

“Specified Employees” shall mean the employees identified on Schedule 9.3(d)(iii), in each case, that become New Buyer Employees.

“Specified Quarterly Financial Statements” shall mean, (a) in the event the Requested Relief is provided by the SEC prior to the Closing, unaudited statements of assets acquired and liabilities assumed and statements of revenues and direct operating expenses, in each case, with respect to the Business as of, and for each of the quarters ended, June 30, 2012 and September 30, 2012 or (b) in the event the Requested Relief is not provided by the SEC prior to the Closing, (i) the Accepted Financial Statements (other than any statement of cash flows or stockholders’ equity, or comparable financial statements) as of, and for each of the quarters ended, June 30, 2012 and September 30, 2012 or (ii) an unaudited unconsolidated balance sheet and statement of income for the Business as of, and for each of the quarters ended, June 30, 2012 and September 30, 2012, in the case of clauses (a) and (b), prepared in a manner consistent with the applicable methodologies set forth in Section 2.4(b) of the Disclosure Schedule.

“Sponsor Contract” shall mean each contract between the Seller, on the one hand, and a Participating Sponsor, on the other hand, listed in Schedule 1.1(a)(v).

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity.

“Successor to the Business” shall mean any entity that has succeeded (whether by merger, consolidation, operation of law or otherwise) to the Buyer’s rights to all or substantially all of the Acquired Assets and/or the Business as it may be conducted by the Buyer or any of the Buyer Subsidiaries following the Closing.

“Taxes” shall mean all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax, including income, gross receipts, ad valorem, value-added, goods and services, excise, real property, personal property, sales, use, transfer, withholding, employment, social security, escheat, unclaimed property, retirement, unemployment, workers’ compensation, occupation, license, payroll and franchise taxes imposed

Confidential Treatment Requested

by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Taxing Authority” shall mean any applicable governmental authority responsible for the imposition of Taxes.

“Tax Returns” shall mean all reports, returns, declarations, schedules, forms or statements required to be supplied to a Taxing Authority in connection with Taxes.

“Terminating Sponsor” shall mean (a) each Participating Sponsor, if any, that terminates its Sponsor Contract and (b) each Participating Sponsor, if any, that, at the Closing, has its Sponsor Contract terminated pursuant to Section 5.2(h).

“Third Post-Closing Period” shall mean the period beginning on the day after the second anniversary of the Closing Date and ending on third anniversary of the Closing Date.

“Trademarks” shall mean registered trademarks and service marks, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transitional New Buyer Employees” shall mean the employees identified on Schedule 9.3(d)(ii), in each case, that become New Buyer Employees.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

11.2 Other Defined Terms. The following capitalized terms have the meanings assigned to them in the corresponding Sections set forth in the table below:

Defined Term	Section

“Action”	Section 2.11

“Affiliate Bill of Sale”	Section 1.4(c)(iv)

“Agreement”	Introduction

“Allocation”	Section 1.3

“Assignment and Assumption Agreement”	Section 1.3(c)(v)

“Base Revenue Run-Rate”	Section 2.18

“Buyer’s Closing Net Asset Schedule”	Section 1.5(a)

“Buyer”	Introduction

Confidential Treatment Requested

“Buyer-Determined Closing Adjustment Amount”	Section 1.5(a)

“Buyer’s Request Letter”	Section 4.5(a)

“Closing Date Adjusted Purchase Price”	Section 1.4(b)

“Confidential Manager Contracts”	Section 2.9(b)

“Disputed Items”	Section 1.5(b)

“Divestiture”	Section 1.2(e)

“Final Payment Date”	Section 1.2(d)

“Gateway Sublease Agreement”	Section 1.4(c)(vii)

“Licensed Marks”	Section 10.2(a)

“Licensed Software”	Section 10.3

“MAPSA Subcontracting Agreement”	Section 1.4(c)(viii)

“Negative Consent Notice”	Section 4.4(e)

“Non-Affiliation Statement”	Section 10.2(a)

“Non-Assigned Contract”	Section 1.6

“Non-Severance Terminated Employees”	Section 9.3(d)

“On-Leave Business Employee”	Section 9.1(b)

“Open Source Materials”	Section 2.8(g)

“Order”	Section 2.3(d)

“Parties”	Introduction

“Post-Closing Payments”	Section 1.2(d)

“Pre-Closing Tax Period”	Section 7.2(a)

“Pruco/PI Termination Agreement”	Section 1.4(c)(x)

“Real Property Lease”	Section 2.7(a)

“Remaining Employees”	Section 9.3(d)

Confidential Treatment Requested

“Requested Relief”	Section 4.5(a)

“Revenue Statement”	Section 1.2(c)(i)

“Section 1.2 Accounting Firm”	Section 1.2(c)(iii)

“Section 1.5 Accounting Firm”	Section 1.5(b)

“SEC”	Section 4.5(a)

“Seller’s Closing Net Asset Schedule”	Section 1.4(b)

“Seller”	Introduction

“Seller Bill of Sale”	Section 1.3(c)(iii)

“Seller-Determined Closing Adjustment Amount”	Section 1.4(b)

“Seller Severance Arrangement”	Section 9.3(d)

“Stipulated Closing Adjustment Amount”	Section 1.5(b)

“Straddle Period”	Section 7.2(a)

“Terminating Manager”	Section 4.4(e)

“Transfer Taxes”	Section 7.1

“Transition Services Agreement”	Section 1.4(c)(vi)

“Transition Trademark Period”	Section 10.2(a)

ARTICLE XII

MISCELLANEOUS

12.1 Press Releases and Announcements. As agreed between the Parties, at the opening of business on the day following the execution and delivery of this Agreement, the Buyer will issue a press release announcing the execution and delivery of this Agreement, substantially in the form set forth in Exhibit I hereto. No Party shall issue or make (and each Party shall cause its Affiliates not to issue or make) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any press release or public announcement it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or public announcement prior to its publication) and the Seller (or its Affiliates) may disclose any information concerning the transactions contemplated by this Agreement or any of the Ancillary Agreements that it or its direct or indirect parent entity deems appropriate in light of its or their status as a public company, including in any filing with a Governmental Entity or to securities analysts or institutional investors or in press interviews.

Confidential Treatment Requested

12.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person or entity other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

12.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

12.4 Entire Agreement. This Agreement (including the Disclosure Schedule, Schedules and other documents referred to herein), the Ancillary Agreements (to the extent the same are executed and delivered) and, prior to the Closing, the Confidentiality Agreement constitute the entire agreement among the Buyer, on the one hand, and the Seller, on the other hand with respect to the subject matter hereof. This Agreement and the Ancillary Agreements supersede any prior agreements or understandings among the Buyer, on the one hand, and the Seller, on the other hand, with respect to the subject matter hereof.

12.5 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, that the Buyer may, without the prior written consent of, but with notice to, the Seller, assign all or any portion of its rights, interests, or obligations under this Agreement to any Buyer Subsidiary. No assignment shall relieve the assigning party of any of its obligations hereunder, except as contemplated by Section 1.2(e). This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer: Envestnet, Inc. 35 East Wacker Drive, Suite 2400 Chicago, IL 60601 Attn: Shelly O’Brien Fax: (312) 827-2801	Copy to: Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 Attn: Edward S. Best, Esq. Fax: (312) 706-2801

Confidential Treatment Requested

If to the Seller: c/o PRUDENTIAL FINANCIAL, INC. 751 Broad Street Newark, NJ 07102-3777 Attn: Anthony Torre Fax: (973) 802-2290	Copies to: Wilmer Cutler Pickering Hale and Dorr LLP 1875 Pennsylvania Avenue, NW Washington, DC 20006 Attn: Stephanie C. Evans Fax: (202) 663-6363

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

12.7 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. Other than the updates to the Schedules contemplated by the definition of “Acquired Assets”, “Assigned Manager Contracts” and “Assigned Sponsor Contracts”, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

12.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.9 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the negotiation hereof and the transactions contemplated hereby. Notwithstanding the foregoing, the Buyer shall be responsible for, and shall promptly reimburse the Seller upon presentation of an invoice for, the reasonable expenses of the Seller’s independent auditor incurred by the Seller in connection with the preparation, delivery, audit and review of the Required Financial Statements and the Specified Quarterly Financial Statements and assistance in pursuing the Requested Relief.

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12.10 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the courts described in Section 12.12, without proof of damages or otherwise, this being in addition to any other remedy to which the Parties may be entitled to under this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that either Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

12.11 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

12.12 Submission to Jurisdiction. Other than as provided for in Sections 1.2(c)(iii) and 1.5(b), each Party (a) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or only if such court will not accept jurisdiction, the Supreme Court of the State of New York or a court of competent civil jurisdiction, in either case, sitting in New York County, New York) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.6. Nothing in this Section 12.12, however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

12.13 Bulk Transfer Laws. The Buyer and the Seller hereby waive compliance with the provisions of any and all applicable bulk transfer laws that may be applicable to the transactions contemplated by this Agreement; provided, that any liability for any claim against the Buyer based upon any such law shall constitute an Excluded Liability.

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12.14 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statue as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(d) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Any reference herein to an ARTICLE, Section, subsection, clause, Exhibit or Schedule shall be deemed to refer to an ARTICLE, Section, subsection or clause of or Exhibit or Schedule to this Agreement, unless the context clearly indicates otherwise.

(f) All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.

(g) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(h) The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.

(i) The terms “or”, “any” and “either” are not exclusive.

(j) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(k) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(l) All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.

(m) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(n) References to a Person are also to its permitted successors and assigns.

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12.15 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement. Each Party (a) certifies that no Representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement, by among other things, the mutual waiver and certifications in this Section 12.15.

12.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.17 Negotiation of Agreement. Each of the Buyer and the Seller acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and this Agreement.

12.18 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Stuart S. Parker
Name:	Stuart S. Parker
Title:	President, Chief Executive Officer and Chief Operating Officer

ENVESTNET, INC.

By:	/s/ Judson Bergman
Name:	Judson Bergman
Title:	Chairman and Chief Executive Officer

[Signature page to Purchase and Sale Agreement]